Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LUMERA CORPORATION,

GIGOPTIX, LLC,

GALILEO MERGER HOLDINGS, INC.

GALILEO MERGER SUB G, LLC

AND

GALILEO MERGER SUB L, INC.

DATED AS OF MARCH 27, 2008

EXHIBITS

1.7(a)-1	Company Charter
1.7(a)-2	Company By-Laws
1.7(b)	Company Officers
3.1(c)(v)	GigOptix Independent Directors
3.2(c)(vi)	Lumera Independent Directors
6.2(d)	Lock Up Agreements

SCHEDULES

1.6(a)	Directors of GigOptix Surviving Company
1.6(b)	Officers of GigOptix Surviving Company
1.6(c)	Directors of Lumera Surviving Corporation
1.6(d)	Officers of Lumera Surviving Corporation
3.1(d)(i)	GigOptix Financial Statements

GIGOPTIX SCHEDULES

3.1(a) (ii)	Charter Documents
3.1(a) (iii)	Subsidiaries
3.1(b)	Capital Structure
3.1(c)(iii)	No Conflict
3.1(c)(iv)(C)	Required Filings or Consents
3.1(d)	Financial Statements
3.1(f)	Absence of Certain Changes or Events
3.1(h)	Labor and Other Employment Matters
3.1(i)	Benefit Plans
3.1(j)	Taxes
3.1(l)	Environmental Matters
3.1(m)	Intellectual Property
3.1(o)	Contracts
8.3(o)	Individuals with Knowledge

LUMERA SCHEDULES

3.2(a)(iii)	Subsidiaries
3.2(b)(i)	Outstanding Securities and Securities Rights
3.2(c)(v)(D)	Required Governmental Filings or Consents
3.2(d)(iv)	Liabilities and Obligations
3.2(e)	Absence of Certain Changes or Events
3.2(f)(iii)	Litigation
3.2(h)(i)	Benefit Plans
3.2(l)(i)	Patents, Trademarks and Registrations
3.2(l)(ii)(B)	Infringement by Lumera
3.2(l)(ii)(C)	Infringement by Third Party
4.1(a)	Conduct of Business
4.1(a)(ii)	Permitted Option Grants
4.1(a)(vi)	Permitted Changes to Compensation and Benefits
4.1(a)(x)	Permitted Capital Expenditures
8.3(o)	Individuals with Knowledge

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 27, 2008, by and among GigOptix, LLC, an Idaho limited liability company (“GigOptix”), Lumera Corporation, a Delaware corporation (“Lumera”), Galileo Merger Holdings, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Lumera (the “Company”), Galileo Merger Sub G, LLC, an Idaho limited liability company and a wholly-owned direct subsidiary of the Company (“Merger Sub G”), and Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub L”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of GigOptix and Lumera have deemed it advisable and fair to and in the best interests of each company and their respective members and stockholders that GigOptix, Lumera and the other parties engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS the respective Boards of Directors of GigOptix, Lumera, the Company, Merger Sub G and Merger Sub L have approved the consummation of the business combination upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Idaho Limited Liability Company Act (the “ILLCA”), pursuant to which Merger Sub G and Merger Sub L will merge, respectively, with and into GigOptix and Lumera, respectively, whereby, subject to the terms of Article II, each membership unit, of GigOptix (the “GigOptix Membership Units”) will be converted into the right to receive the GigOptix Merger Consideration (as defined in Section 2.1(a)) and each share of Common Stock, par value $.001 per share, of Lumera (the “Lumera Common Stock”) will be converted into the right to receive the Lumera Merger Consideration (as defined in Section 2.1(d)) (such transactions are referred to herein individually as the “GigOptix Merger” and the “Lumera Merger,” respectively, and collectively as the “Mergers”), as a result of which the holders of GigOptix Membership Units and Lumera Common Stock will together own all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) (and the Company will, in turn, own all of the outstanding membership units of the surviving limited liability company in the GigOptix Merger (the “Surviving GigOptix Membership Units”) and all of the outstanding shares of Common Stock, par value $.01 per share, of the surviving corporation in the Lumera Merger (the “Surviving Lumera Common Stock”)); and

WHEREAS, the Board of Directors of Lumera has determined that this Agreement and the transactions contemplated hereby are in the best interests of Lumera and its stockholders and has determined to recommend to its stockholders adoption of this Agreement and approval of the transactions contemplated hereby and the approval of, the Company Charter (as defined in Section 1.7(a)) and the New Equity Plan (as defined in Section 5.13(b)) (the “Lumera Stockholder Approval”); and

WHEREAS, the Board of Directors of GigOptix has determined that this Agreement and the transactions contemplated hereby are in the best interests of GigOptix and its members and has determined to recommend to its members (together with the recommendation of the Board of Directors of Lumera, the “Recommendations”) the adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter (as defined in Section 1.7(a)) and the New Equity Plan (as defined in Section 5.13(b)) (the “GigOptix Member Approval”); and

WHEREAS, for United States federal income tax purposes, it is intended that the GigOptix Merger together with the Lumera Merger shall qualify as an integrated series of transfers to which Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), shall apply;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the GigOptix Effective Time (as defined in Section 1.3), Merger Sub G shall be merged with and into GigOptix in accordance with Section 53-661 of the ILLCA. In the GigOptix Merger, GigOptix shall be the surviving limited liability company and shall continue its existence under the laws of the State of Idaho and shall succeed to and assume all of the rights and obligations of GigOptix and Merger Sub G in accordance with the ILLCA (the “GigOptix Surviving Company”), and the separate corporate existence of Merger Sub G shall cease. As a result of the GigOptix Merger, GigOptix shall become a wholly-owned direct subsidiary of the Company.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Lumera Effective Time (as defined in Section 1.3), Merger Sub L shall be merged with and into Lumera in accordance with Section 251 of the DGCL. In the Lumera Merger, Lumera shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Lumera and Merger Sub L in accordance with the DGCL (the “Lumera Surviving Corporation”), and the separate corporate existence of Merger Sub L shall cease. As a result of the Lumera Merger, Lumera shall become a wholly-owned direct subsidiary of the Company.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 12:00 p.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IV (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Ropes & Gray LLP, One Embarcadero Center, San Francisco, CA 94111, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time of the GigOptix Merger and the Lumera Merger. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, GigOptix shall cause the GigOptix Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the ILLCA (the “GigOptix Certificate of Merger”) with the Secretary of State of the State of Idaho and shall make all other filings or recordings required under the ILLCA and Lumera shall cause the Lumera Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Lumera Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The GigOptix Merger shall become effective at such time as the GigOptix Certificate of Merger is duly filed with the Secretary of State of the State of Idaho or at such subsequent date or time as GigOptix and Lumera shall agree and specify in the GigOptix Certificate of Merger, which date shall be not more than 90 days after the date the GigOptix Certificate of Merger is received for filing (the time the GigOptix Merger becomes effective being hereinafter referred to as the “GigOptix Effective Time”) and the Lumera Merger shall become effective at such time as the Lumera Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as GigOptix and Lumera shall agree and specify in the Lumera Certificate of Merger, which date shall be not more than 90 days after the date the Lumera Certificate of Merger is received for filing (the time the Lumera Merger becomes effective being hereinafter referred to as the “Lumera Effective Time”). The parties shall cause the Lumera Effective Time and the GigOptix Effective Time to occur simultaneously, and such time shall hereinafter be referred to as the “Effective Time.”

Section 1.4 Effects of the Mergers. At the GigOptix Effective Time, the GigOptix Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ILLCA. At the Lumera Effective Time, the Lumera Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Organizational Documents of GigOptix, Lumera and the Company.

(a) At the GigOptix Effective Time, the operating agreement of Merger Sub G, as in effect immediately prior to the GigOptix Effective Time, shall be the operating agreement of the GigOptix Surviving Company until thereafter changed or amended as provided therein or by Applicable Laws (as defined in Section 3.1(g)(ii)).

(b) At the Lumera Effective Time, (i) the certificate of incorporation of Merger Sub L, as in effect immediately prior to the Lumera Effective Time, shall be the certificate of incorporation of the Lumera Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws and (ii) the by-laws of Merger Sub L, as in effect immediately prior to the Lumera Effective Time, shall be the by-laws of the Lumera Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Lumera Surviving Corporation or by Applicable Laws.

Section 1.6 Directors and Officers of the GigOptix Surviving Company and the Lumera Surviving Corporation.

(a) The persons listed on Schedule 1.6(a) hereto shall, from and after the GigOptix Effective Time, be the directors of the GigOptix Surviving Company until their successors have been duly elected or appointed and qualified.

(b) The persons listed on Schedule 1.6(b) hereto shall, from and after the GigOptix Effective Time, be the officers of the GigOptix Surviving Company until their successors have been duly elected or appointed and qualified.

(c) The persons listed on Schedule 1.6(c) hereto shall, from and after the Lumera Effective Time, be the directors of the Lumera Surviving Corporation until their successors have been duly elected or appointed and qualified.

(d) The persons listed on Schedule 1.6(d) hereto shall, from and after the Lumera Effective Time, be the officers of the Lumera Surviving Corporation until their successors have been duly elected or appointed and qualified.

Section 1.7 Governance of the Company.

(a) Lumera, GigOptix and the Company shall take all appropriate action so that, immediately prior to the Effective Time, (i) the certificate of incorporation of the Company shall be in the form attached as Exhibit 1.7(a)-1 hereto (the “Company Charter”) and (ii) the by-laws of the Company shall be in the form attached as Exhibit 1.7(a)-2 hereto (the “Company By-Laws”).

(b) The Company shall cause Dr. Avi Katz to be appointed as the Chairman of the Board and Chief Executive Officer of the Company and the individuals listed on Exhibit 1.7(b) hereto to be appointed to the positions with the Company set forth therein, in each case, effective as of the Effective Time. Except as provided in the first sentence of this Section 1.7(b), Officer (as such term is defined for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other key management positions at the Company and, subject to Section 1.6, its Subsidiaries (as defined in Section 8.3(y)), shall be filled effective as of the Effective Time at the discretion of the Chief Executive Officer of the Company as of the Effective Time, subject to approval to the extent required by Applicable Laws or the Company’s by-laws, by the Company’s Board of Directors after the Effective Time. After the Effective Time, changes in Officer and other key management positions at the Company and its Subsidiaries shall be made in accordance with Applicable Laws and the Company’s by-laws as in effect from time to time.

(c) Prior to the Effective Time, Lumera and the Company shall cause the Company to change its name to GigOptix, Inc.

Section 1.8 Directors of the Company at the Effective Time.

(a) As of the Effective Time, the Board of Directors of the Company shall cause the number of directors that shall constitute the full Board of Directors of the Company at the Effective Time to be seven and shall cause the Board of Directors to be divided into three classes, with members of each class to stand for election at successive annual meetings of the Company’s stockholders. Prior to the Effective Time, the Board of Directors of GigOptix shall designate two members of the Board of Directors of the Company to be appointed or elected as of the Effective Time pursuant to this Section 1.8(a) (the “GigOptix Directors”), of which one designee shall qualify as an “independent director” with respect to the Company within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market LLC (an “Independent Director”). Prior to the Effective Time, the Board of Directors of Lumera shall designate two members of the Board of Directors of the Company to be appointed or elected as of the Effective Time pursuant to this Section 1.8(a) (the “Lumera Directors”), of which one designee shall qualify as an Independent Director. In addition, Dr. Avi Katz and Kimberly D.C. Trapp shall be appointed or elected as of the Effective Time as members of the Board of Directors and Dr. Avi Katz shall be named Chairman of the Board. As soon as practicable following the Effective Time, the six members of the Board of Directors (including the Chairman of the Board) shall designate one member of the Board of Directors of the Company to be elected or appointed who shall qualify as an Independent Director, provided that such designation shall require the consent of at least one Lumera Director (the “Designated Director”). The Designated Director and Kimberly D.C. Trapp shall be designated Class I directors and shall stand for election at the first annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws. One GigOptix Director and one Lumera Director shall be designated Class II directors and shall stand for election at the second annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws. One GigOptix Director, one Lumera Director and Dr. Avi Katz shall be designated Class III directors and shall stand for election at the third annual meeting of the Company’s stockholders held after the Closing and thereafter in accordance with the Company By-Laws.

(b) All vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing Lumera Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by the remaining Continuing Lumera Director; and all vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing GigOptix Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by the remaining Continuing GigOptix Director and Dr. Avi Katz. The terms “Continuing Lumera Directors” and “Continuing GigOptix Directors” shall for purposes of this Agreement mean, respectively, the directors of Lumera or GigOptix or their successors, as the case may be, who were appointed or designated to serve as directors of the Company pursuant to Section 1.8(a).

(c) The provisions of Section 1.8(a) and 1.8(b) shall be incorporated into the Company By-Laws. Following the Effective Time, the provisions of Section 1.8(a) and 1.8(b) as so incorporated shall be subject to amendment in accordance with the terms of the Company Charter and the Company By-Laws, as each may thereafter be changed and amended as provided therein or by Applicable Laws, and upon the effectiveness of the Company By-Laws, such provisions hereof shall no longer be operative and binding with respect to the Company other than as provisions of the Company By-Laws.

ARTICLE II

EFFECTS OF THE MERGERS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock and Membership Units. Subject to the terms and conditions of this Agreement, at the GigOptix Effective Time or the Lumera Effective Time, as applicable, by virtue of the GigOptix Merger or the Lumera Merger, as applicable, and without any action on the part of any party or the members or holders of any shares of capital stock of any party:

(a) Conversion of GigOptix Membership Units. Subject to Section 2.1(g) and Section 2.1(h), each GigOptix Membership Unit issued and outstanding immediately prior to the GigOptix Effective Time, other than any GigOptix Membership Units to be canceled pursuant to Section 2.1(b), shall be automatically converted into and become the right to receive (i) a number of shares of Company Common Stock equal to the quotient obtained by dividing (x) the aggregate number of shares of Company Common Stock issued as Lumera Merger Consideration pursuant to Section 2.1(d), as such number may be adjusted from time to time, by (y) the aggregate number of GigOptix Membership Units outstanding plus GigOptix Membership Units issuable upon exercise of GigOptix Options (the “GigOptix Exchange Ratio”) (such shares of Company Common Stock, the “GigOptix Common Stock Merger Consideration”), (ii) the Company A Warrants (the “Company A Warrants Merger Consideration”), (iii) the Company B Warrants (the “Company B Warrants Merger Consideration”) and (iv) the Company C Warrants (the “Company C Warrants Merger Consideration” and, together with the GigOptix Common Stock Merger Consideration and the Company A Warrants Merger Consideration and the Company B Warrants Merger Consideration, the “GigOptix Merger Consideration”). As a result of the GigOptix Merger, at the GigOptix Effective Time, each holder of a GigOptix Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such GigOptix Certificate shall represent only the right to receive the GigOptix Merger Consideration deliverable in respect of the GigOptix Membership Units represented by such GigOptix Certificate immediately prior to the GigOptix Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such GigOptix Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed GigOptix Certificate, Section 2.2(i)).

(b) Cancellation of Membership Units. Each GigOptix Membership Unit that is owned by GigOptix, Lumera or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub G Membership Units. Each Merger Sub G membership unit issued and outstanding immediately prior to the GigOptix Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable membership unit of the GigOptix Surviving Company.

(d) Conversion of Lumera Common Stock. Subject to Section 2.1(g) and Section 2.1(h), each share of Lumera Common Stock issued and outstanding immediately prior to the Lumera Effective Time, other than any shares of Lumera Common Stock to be canceled pursuant to Section 2.1(e), shall be automatically converted into and become the right to receive 0.25 (the “Lumera Exchange Ratio”) fully paid and nonassessable shares of Company Common Stock (the “Lumera Merger Consideration” and together with the GigOptix Merger Consideration, the “Merger Consideration”). As a result of the Lumera Merger, at the Lumera Effective Time, each holder of a Lumera Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such Lumera Certificate shall represent only the right to receive the Lumera Merger Consideration deliverable in respect of the shares of Lumera Common Stock represented by such Lumera Certificate immediately prior to the Lumera Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Lumera Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Lumera Certificate, Section 2.2(i)).

(e) Cancellation of Shares. Each share of Lumera Common Stock that is owned by GigOptix, Lumera or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Conversion of Merger Sub L Common Stock. Each share of Common Stock, par value $0.01 per share, of Merger Sub L issued and outstanding immediately prior to the Lumera Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the Lumera Surviving Corporation.

(g) Fractional Shares. No fraction of a share of Company Common Stock shall be issued by virtue of the Mergers, but in lieu thereof each holder of Lumera Common Stock or GigOptix Membership Units who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all shares of Company Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.2(b)), receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Company Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the average of the closing prices of one share of Lumera Common Stock on the NASDAQ Global Market (“NASDAQ”) for the five consecutive trading days immediately prior to the Closing Date.

(h) Adjustments to Exchange Ratios.

(i) So as to maintain the relative proportionate interests of the holders of the Lumera Common Stock and the GigOptix Membership Units in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, the Lumera Exchange Ratio, the Lumera Merger Consideration, the GigOptix Exchange Ratio and the GigOptix Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of Lumera Common Stock or GigOptix Membership Units permitted under Section 4.1(a)(ii) (including, without limitation, shares of Lumera Common Stock issued in a financing or GigOptix Membership Units issued as consideration for the conversion of debt owed to any GigOptix member) or stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Lumera Common Stock, GigOptix Membership Units or Company Common Stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to Lumera Common Stock, GigOptix Membership Units or Company Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

(ii) GigOptix and Lumera agree that they will review together the trading prices in the Lumera Common Stock in the period following public announcement of the transactions contemplated by this Agreement with a view to assessing the ability of the Company Common Stock to satisfy the $5.00 per share minimum bid price requirement for initial listing of the Company Common Stock on The NASDAQ Global Market (the “Minimum Trading Price Test”). If, based on such trading prices, it appears reasonably likely that the trading prices of the Company Common Stock would fail to meet the Minimum Trading Price Test, GigOptix and Lumera will decrease both the GigOptix Exchange Ratio and the Lumera Exchange Ratio, in such a manner as shall maintain the relative proportionate interests of the holders of the Lumera Common Stock and the GigOptix Membership Units in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, so as to decrease the total number of shares of Company Common Stock to be issued in the Mergers and thereby increase the expected trading prices for the Company Common Stock to a level sufficient to meet the Minimum Trading Price Test. More than one adjustment to the GigOptix Exchange Ratio and the Lumera Exchange Ratio may be made under this Section 2.1(h)(ii). GigOptix and Lumera will determine whether any such adjustment should be made both before the mailing of the Proxy Statement (as defined in Section 3.1(e)) and before the Lumera Stockholders’ Meeting (as defined in Section 5.1(b)) is held, and may make any such adjustment even if such an adjustment would require a postponement of the Lumera Stockholders’ Meeting and the preparation, clearance with the SEC (as defined in Section 3.1(e)) and mailing of supplemental proxy materials.

(i) Stock Options, Warrants and Rights.

(i) At the Effective Time, each then outstanding Lumera Option, each then outstanding Lumera Warrant and each then outstanding GigOptix Option, in each case, whether or not vested or exercisable at the Effective Time, shall be assumed by the Company and converted into an option, right or warrant, as applicable, to purchase Company Common Stock on the same terms and conditions applicable to such Lumera Option, Lumera Warrant or GigOptix Option, as applicable (including any applicable option award agreement, warrant instrument or other document evidencing such Lumera Option, Lumera Warrant or GigOptix Option, as applicable), immediately prior to the Effective Time, including existing vesting and exercisability provisions, except that:

(A) each assumed Lumera Option or each assumed Lumera Warrant, as applicable, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of Lumera Common Stock that were subject to such assumed Lumera Option or assumed Lumera Warrant, as applicable, immediately prior to the Effective Time multiplied by the Lumera Exchange Ratio, rounded down to the nearest whole share;

(B) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each assumed Lumera Option or each assumed Lumera Warrant, as applicable, shall be equal to the quotient determined by dividing the per share exercise price of Lumera Common Stock of each assumed Lumera Option or each assumed Lumera Warrant, as applicable, by the Lumera Exchange Ratio, rounded up to the nearest whole cent;

(C) each assumed GigOptix Option, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of GigOptix Membership Units that were subject to such assumed GigOptix Option immediately prior to the Effective Time multiplied by the GigOptix Exchange Ratio, rounded down to the nearest whole share; and

(D) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each such assumed GigOptix Option shall be equal to the quotient determined by dividing the per share exercise price of GigOptix Membership Units of such assumed GigOptix Option by the GigOptix Exchange Ratio, rounded up to the nearest whole cent.

Notwithstanding the foregoing, the conversion of any Lumera Option or GigOptix Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code into an option to purchase Company Common Stock shall be made so as not to constitute a “modification” of such Lumera Option or GigOptix Option within the meaning of Section 424 of the Code.

(ii) Effective as of the Effective Time, the Company shall assume the Lumera Stock Plan only to the extent that the Lumera Options which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 2.1(i) were issued pursuant to the Lumera Stock Plan. Effective as of the Effective Time, the Company shall assume the GigOptix Plan only to the extent that the GigOptix Options which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 2.1(i) were issued pursuant to the GigOptix Plan.

(iii) Each of Lumera and GigOptix shall take all corporate action necessary, so that, as of the Effective Time, (1) each Lumera Option, each Lumera Warrant, each GigOptix Option is treated in accordance with the applicable provisions of Sections 2.1(i)(A), (i)(B), (i)(C) and (i)(D) and (2) assuming approval of the New Equity Plan pursuant to Section 5.13(b), each of the Lumera Stock Plan and the GigOptix Plan shall terminate to the extent such plan is not assumed by the Company pursuant to Section 2.1(i). As soon as reasonably practicable following the Effective Time, the Company shall (A) issue to each holder of an assumed Lumera Option, an assumed Lumera Warrant or an assumed GigOptix Option, a document evidencing the foregoing assumption of such Lumera Option, Lumera Warrant or GigOptix Option, as applicable, and (B) issue appropriate notices setting forth such holder’s rights pursuant to the foregoing awards, including the effect of the Mergers on such awards. Prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the exercise or settlement of the assumed Lumera Options, assumed Lumera Warrants and assumed GigOptix Options. As soon as reasonably practicable following the Closing Date, subject to applicable SEC rules and regulations, the Company shall register the offering and sale by the Company of the shares of Company Common Stock subject to the assumed Lumera Options and assumed GigOptix Options on Form S-8 (or any successor form), and the Company shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding.

(iv) Each of the Company, Lumera and GigOptix shall take all corporate action necessary to ensure that, as of the Effective Time, all option awards and warrants are assumed by the Company.

(j) Dissenting Shares. Notwithstanding the provisions of Section 2.1(d), each share of Lumera Common Stock issued and outstanding immediately prior to the Lumera Effective Time and held by a holder who has not voted in favor of the Lumera Merger or consented thereto in writing and who has demanded appraisal for such share of Lumera Common Stock in accordance with the DGCL shall not be converted into a right to receive the Lumera Merger Consideration to be paid with respect to such share of Lumera Common Stock pursuant to Section 2.1(d) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such share pursuant to the DGCL, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If, after the Lumera Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, such share shall be deemed to have been converted as of the Lumera Effective Time into a right to receive the Lumera Merger Consideration to be paid with respect to such share pursuant to Section 2.1(d). The Company shall control all negotiations and proceedings and any settlement of such demands shall be an obligation of the Company.

(k) Cancellation of Company Shares. Each share of Company Common Stock held by Lumera immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. As of the Effective Time, the Company shall engage an institution reasonably satisfactory to GigOptix and Lumera (and Lumera’s transfer agent shall be deemed satisfactory to GigOptix and Lumera) to act as exchange agent in connection with the Mergers (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to GigOptix and Lumera. At the Effective Time, the Company shall deposit with the Exchange Agent, in trust for the benefit of the holders of Lumera Common Stock and GigOptix Membership Units immediately prior to the Lumera Effective Time and the GigOptix Effective Time, respectively, certificates representing the shares of Company Common Stock issuable pursuant to Sections 2.1(a) and 2.1(d). In addition, the Company shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions to which former holders of Lumera Common Stock and of GigOptix Membership Units may be entitled pursuant to Section 2.2(c). All cash and certificates representing shares of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, and in any event within ten business days after the Effective Time, Lumera shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Lumera Effective Time or the GigOptix Effective Time, as applicable, represented outstanding shares of Lumera Common Stock (the “Lumera Certificates”) or of GigOptix Membership Units (the “GigOptix Certificates” and, together with the Lumera Certificates, the “Certificates”), which at the Lumera Effective Time or the GigOptix Effective Time, as applicable, were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to GigOptix and Lumera) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Company Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Lumera Common Stock or GigOptix Membership Units which is not registered in the transfer records of Lumera or GigOptix, respectively, a certificate representing the proper number of shares of Company Common Stock may be issued to a Person (as defined in Section 8.3(v)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)(xi)) required by reason of the issuance of shares of Company Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Lumera Effective Time or the GigOptix Effective Time, as applicable, to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(g) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(g) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Company Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Company in respect of Company Common Stock, the record date for which dividend or other distribution is after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to shares of Company Common Stock with a record date after the Effective Time shall be delivered to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(g), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be delivered to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Company Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.1(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Lumera Common Stock or GigOptix Membership Units. All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(g) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Lumera Common Stock or GigOptix Membership Units, as applicable, previously represented by such Certificates. After the Lumera Effective Time and the GigOptix Effective Time, the transfer books and records of Lumera and GigOptix, respectively, shall be closed and there shall be no further registration of transfers on the transfer books of the Lumera Surviving Corporation or the GigOptix Surviving Company, respectively, of the shares of Lumera Common Stock or GigOptix Membership Units, respectively, which were outstanding immediately prior to the Lumera Effective Time or the GigOptix Effective Time, respectively. If, after the Lumera Effective Time or the GigOptix Effective Time, respectively, Certificates are presented to the Lumera Surviving Corporation or the GigOptix Surviving Company, respectively, or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to the Company, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Company for delivery of their claim for the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.1(g) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of the Company, Lumera, GigOptix or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Lumera Certificate or GigOptix Certificate shall not have been surrendered prior to seven years after the Lumera Effective Time or the GigOptix Effective Time, respectively, or immediately prior to such earlier date on which any shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock or any dividends or distributions with respect to Company Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 8.3(l)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company, provided that no such investment or loss thereon shall affect the amounts payable to former stockholders or members of Lumera or GigOptix after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to the Company.

(h) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Lumera Common Stock or GigOptix Membership Units immediately prior to the Lumera Effective Time or the GigOptix Effective Time, respectively, such amounts as the Company or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.1(a) or 2.1(d), cash in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to the Company, or a bond in such sum as the Company may reasonably direct as indemnity, against any claim that may be made against the Company or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed. Without limiting the generality of the foregoing, the Company and the Exchange Agent shall have the right to require any Person to pay to the Company and the Exchange Agent, as the case may be, an amount of cash equal to the withholding Tax imposed with respect to such Person as the result of a transaction in this Agreement prior to, and as a condition to, the transfer to such Person of the Merger Consideration or other applicable consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of GigOptix. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by GigOptix to Lumera concurrently with or prior to the execution and delivery by GigOptix of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “GigOptix Disclosure Schedule”)), GigOptix (including for purposes of representations as of a date prior to July 1, 2007, the “Predecessor Company”) represents and warrants to Lumera as follows:

(a) Organization, Standing and Corporate Power; Organizational Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Each of the Predecessor Company, GigOptix and its Subsidiaries is a limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(s)) on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole. Each of the Predecessor Company, GigOptix and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole.

(ii) Charter Documents. GigOptix has delivered or made available to Lumera complete and correct copies of (A) the Operating Agreement of GigOptix (including all schedules thereto), as amended and currently in effect (the “GigOptix Operating Agreement” and, collectively with all other governing documents of GigOptix the “GigOptix Organizational Documents”) and (B) the limited liability agreements or like organizational documents of the Predecessor Company and each Subsidiary of GigOptix, as amended and currently in effect (collectively, the “GigOptix Subsidiary Organizational Documents”), and each such instrument is in full force and effect. GigOptix has made available to Lumera complete and accurate minute books of the Predecessor Company, GigOptix and its Subsidiaries, except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Section 3.1(a)(iii) of the GigOptix Disclosure Schedule lists each of the Subsidiaries of GigOptix, including the name of each such entity, the state or jurisdiction of its incorporation or organization and GigOptix’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of GigOptix have been validly issued and are fully paid and, with respect to the corporate Subsidiaries of GigOptix, nonassessable and are owned directly or indirectly by GigOptix, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) All outstanding GigOptix Membership Units are held by the Predecessor Company. 4,600,000 GigOptix units are reserved for issuance in respect of outstanding options (the “GigOptix Options”) pursuant to the GigOptix LLC Equity Incentive Plan (the “GigOptix Plan”). All outstanding GigOptix Membership Units are, and all membership interests which may be issued pursuant to the GigOptix Plan will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) Except as set forth on Section 3.1(b)(ii) of the GigOptix Disclosure Schedule, no bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which members of GigOptix may vote (the “GigOptix Voting Debt”) are issued or outstanding as of the date of this Agreement, and all such GigOptix Voting Debt will be converted prior to the Effective Time into the number of GigOptix Membership Units set forth next to the description of such GigOptix Voting Debt on Schedule 3.1(b)(ii).

(iii) As of the date of this Agreement, except as set forth in Section 3.1(b)(iii) of the GigOptix Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Predecessor Company, GigOptix or any of its Subsidiaries is a party or by which any of them is bound obligating GigOptix or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests, shares of capital stock, GigOptix Voting Debt or other voting securities of GigOptix or any of its Subsidiaries, or obligating GigOptix or any of its Subsidiaries to issue, grant, extend or enter into any such interest, security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding GigOptix Membership Units and all outstanding GigOptix Options and all outstanding membership interests of each Subsidiary of GigOptix have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(i)).

(iv) Neither GigOptix nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any membership or ownership interests of GigOptix or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iii).

(v) Neither the Predecessor Company, GigOptix nor any of its Subsidiaries owns any shares of capital stock of Lumera or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. GigOptix has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by GigOptix of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GigOptix, and no other corporate proceedings on the part of GigOptix and no votes of GigOptix members are necessary for GigOptix to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the adoption of this Agreement and approval of the GigOptix Merger and the other transactions contemplated hereby, the approval of the Company Charter and the approval of the New Equity Plan, the GigOptix Member Approval and the filing of the GigOptix Certificate of Merger with the Secretary of State of the State of Idaho. This Agreement has been duly executed and delivered by GigOptix. Assuming the due authorization, execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L, this Agreement constitutes the legal, valid and binding obligation of GigOptix, enforceable against GigOptix in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Laws”).

(ii) Board Approval. The Board of Directors of GigOptix has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of GigOptix and its members, (B) duly approved this Agreement and the transactions contemplated hereby, which approval has not been rescinded or modified and (C) recommended this Agreement and the transactions contemplated hereby to its members for adoption and approval.

(iii) No Conflict. The execution and delivery of this Agreement does not, and the consummation by GigOptix of the transactions contemplated hereby and compliance by GigOptix with the provisions hereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of GigOptix or any of its Subsidiaries or any restriction on the conduct of GigOptix ‘s business or operations under (A) the GigOptix Organizational Documents or the GigOptix Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.1(c)(iv), any Contract to which the Predecessor Company, GigOptix or any Subsidiary of GigOptix is a party or any GigOptix Licenses or Permits (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(iv), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Predecessor Company, GigOptix or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(iv) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to the Predecessor Company, GigOptix or any of its Subsidiaries in connection with the execution and delivery of this Agreement by GigOptix or the consummation by GigOptix of the transactions contemplated hereby or thereby, except for:

(A) the filing of the GigOptix Certificate of Merger with the Secretary of State of the State of Idaho and the Lumera Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which GigOptix is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(B) the GigOptix Member Approval and the delivery of documents or information to the GigOptix Member as may be required by Idaho law in connection therewith;

(C) the consents, waivers, approvals, orders or authorizations set forth in Section 3.1(c)(iv)(C) of the GigOptix Disclosure Schedule;

(D) the filing with the SEC of:

(1) The Form S-4 (as defined in Section 3.1(e)), including the Proxy Statement; and

(2) such reports and filings under Section 12(b), 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and

(E) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (D) above), the failure of which to be made or obtained, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(v) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the individual listed in Exhibit 3.1(c)(v) attached hereto would qualify as an Independent Director and, with respect to the Company, would be considered to be an independent director within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) Financial Statements. Neither GigOptix nor any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(i) Attached hereto as Schedule 3.1(d)(i) are true and complete copies of the unaudited consolidated balance sheet of GigOptix as of December 31, 2007 and the related unaudited statements of income and cash flows for the two quarters ended as of December 31, 2007 (the “GigOptix Financial Statements”). The GigOptix Financial Statements have been prepared and the Prospective GigOptix Financial Statements (as defined in Section 4.1(c)) will be prepared from the books and records of GigOptix, and the GigOptix Financial Statements fairly present and the Prospective GigOptix Financial Statements will fairly present the consolidated financial position, results of operations and cash flows of GigOptix as of the dates and for the periods indicated (subject to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of GigOptix are true and correct in all material respects. There has been no change in GigOptix accounting policies from January 1, 2007 through the date hereof except as described in the notes to the financial statements included in the GigOptix Financial Statements or the Prospective GigOptix Financial Statements.

(ii) Except as set forth in Section 3.1(d)(ii) of the GigOptix Disclosure Schedule, neither GigOptix nor any of its Subsidiaries has any liabilities or obligations, other than liabilities or obligations (i) reflected or reserved against in the balance sheet of GigOptix as of December 31, 2007 (including the notes thereto, the “GigOptix Balance Sheet”), (ii) reflected or reserved against on the balance sheet of the Predecessor Company as of December 31, 2007, and (iii) incurred since December 31, 2007 in the ordinary course of business, consistent with past practice.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of GigOptix for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by the Company in connection with the registration and issuance of Company Common Stock to GigOptix members and Lumera stockholders in the Mergers (including any amendments or supplements thereto, the “Form S-4”) or the proxy statement relating to the Lumera Stockholders’ Meeting and prospectus relating to the registration and issuance of shares of Company Common Stock to Lumera stockholders and GigOptix members in the Mergers (the “Proxy Statement”) shall, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or, in the case of the Proxy Statement, at the date it is first mailed to the Lumera stockholders or at the time of the Lumera Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by GigOptix with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement which were not supplied in writing by or on behalf of GigOptix.

(f) Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by or as disclosed in this Agreement (including the GigOptix Disclosure Schedule), GigOptix has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been a Material Adverse Effect on GigOptix, nor any action that, if taken after the date hereof, would constitute a breach of Section 4.1(a).

(g) Compliance with Applicable Laws; Permits; Litigation.

(i) GigOptix, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for GigOptix and its Subsidiaries to own, lease and operate their properties and other assets and to carry on their respective businesses as they are being conducted as of the date hereof (collectively, the “GigOptix Licenses or Permits”), and all GigOptix Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such GigOptix Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(ii) GigOptix and its Subsidiaries are, and have been at all times since January 1, 2007, in compliance with the terms of the GigOptix Licenses or Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to GigOptix and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the GigOptix Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole. Since January 1, 2007, neither GigOptix nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that GigOptix or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole) or (B) threatening to revoke any GigOptix Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole) nor, to the Knowledge of GigOptix, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge (as defined in Section 8.3(o)) of GigOptix, has been threatened in writing against GigOptix or any of its Subsidiaries which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting the Predecessor Company, GigOptix or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(n)) set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule, is pending or, to the Knowledge of GigOptix, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Predecessor Company, GigOptix and its Subsidiaries, taken as a whole.

(iv) Neither the Predecessor Company, GigOptix nor any of its Subsidiaries is, or at any time since January 1, 2007 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(v) No material GigOptix Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.1(c)(iv)(C)of the GigOptix Disclosure Schedule have been given or received, as appropriate.

(h) Labor and Other Employment Matters. Neither GigOptix nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole: (i) GigOptix and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment; (ii) neither GigOptix nor any of its Subsidiaries has received written notice of any charge or complaint against GigOptix or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of GigOptix, threatened or being carried out against GigOptix or its Subsidiaries; and (iv) neither GigOptix nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of GigOptix or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(i) Benefit Plans.

(i) For purposes of this Agreement, “Employee Benefit Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan (d) a material employment agreement, consulting agreement, retention, termination or severance agreement or (e) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

(ii) Section 3.1(i)(ii)of the GigOptix Disclosure Schedule lists all Employee Benefit Plans as to which GigOptix or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, or under which GigOptix or any of its Subsidiaries has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of GigOptix or any of its Subsidiaries or the beneficiaries or dependents of such person (each a (“GigOptix Benefit Plan”)). With respect to each GigOptix Benefit Plan, GigOptix has furnished or made available to Lumera true, accurate and complete copies of (i) the GigOptix Benefit Plans and all amendments thereto (or where a GigOptix Benefit Plan has not been reduced to writing, a summary of all material terms of the GigOptix Benefit Plan); (ii) any GigOptix Benefit Plan’s summary plan description, employee handbooks or similar employee communications, and any material modifications thereto; (iii) if applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) in the case of any GigOptix Benefit Plan for which Forms 5500 are required to be filed, the three most recent annual reports (Series 5500 and all schedules thereto) in connection with each GigOptix Benefit Plan; (v) in the case of any GigOptix Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter and any related correspondence, and any pending request for such determination.

(iii) With respect to the GigOptix Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has or would reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole. Neither GigOptix nor any of its Subsidiaries nor, to the Knowledge of GigOptix, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any GigOptix Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(iv) Neither GigOptix nor any of its Subsidiaries ever maintained, contributed to or had any obligation to contribute to any benefit plan subject to Title IV or Section 412 of the Code.

(v) None of the GigOptix Benefit Plans has ever been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); and neither the Company nor any of its Subsidiaries has ever contributed to or been obligated to contribute to any Multiemployer Plan or otherwise has any Liability under or with respect to any Multiemployer Plan.

(vi) With respect to each GigOptix Benefit Plan: (i) each GigOptix Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (ii) each of GigOptix and its Subsidiaries has performed all obligations required to be performed by it under such plan, and such plan has been established, maintained, administered and operated in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code; (iii) nothing has occurred that has subjected or could subject GigOptix or any of its Subsidiaries to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a GigOptix Benefit Plan to a tax under Section 4973 of the Code; (iv) no non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred that would result in Liability to the Company; (v) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor; (vi) to the Knowledge of the Company, the Company is not subject, directly or indirectly pursuant to any indemnification agreement, to any penalty or tax under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

(vii) As of the date hereof, to the Knowledge of GigOptix, no oral or written representation or commitment with respect to any material aspect of any GigOptix Benefit Plan has been made to an employee or former employee of GigOptix or any of its Subsidiaries by an authorized GigOptix employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such GigOptix Benefit Plan.

(viii) There are no material unresolved claims or disputes under the terms of, or in connection with, any GigOptix Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of GigOptix, threatened or anticipated with respect to any material claim or otherwise in connection with a GigOptix Benefit Plan.

(ix) No GigOptix Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of GigOptix or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(x) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GigOptix Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of GigOptix or any of its Subsidiaries or limit the ability to amend or terminate any GigOptix Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of GigOptix to which GigOptix or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(xi) None of the GigOptix Benefit Plans is, or within the last six years, has been (i) the subject of an examination or audit by a Governmental Body, (ii) the subject of an application or filing under, or (iii) a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(xii) Each GigOptix Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the IRS provided thereunder.

(xiii) Neither GigOptix nor any of its Subsidiaries have or has ever had any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code.

(xiv) To the extent that GigOptix and/or its Subsidiaries has persons who are providing services for the GigOptix or its Subsidiaries, whether directly or through a leasing organization, as independent contractors, such persons are appropriately classified, and the Company has no liability (contingent or otherwise) for failure to classify independent contractors as employees.

(xv) Without limiting the generality of (ii) through (xiv) above, with respect to each GigOptix Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) Taxes.

(i) Each of GigOptix, its Subsidiaries and a Person that includes GigOptix’s income on its Tax Return has (A) duly and timely filed (or there have been filed on its behalf) all income and material non-income Tax Returns (as defined in Section 3.1(j)(xi)) required to be filed by it with the appropriate Tax Authority (as defined in Section 3.1(j)(xi)) and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all income and material non-income Taxes due and owing by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all income and material non-income Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and reporting of withholding Taxes and employment Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of GigOptix or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(iii) There is no audit, examination, refund litigation, proposed adjustment, matter in controversy or other dispute with respect to any Taxes or Tax Return of GigOptix, any of its Subsidiaries or a Person that includes GigOptix’s income on its Tax Return. Neither GigOptix, nor any of its Subsidiaries, nor a Person that includes GigOptix’s income on its Tax Return has received written notice of any claim made by a Governmental Entity in a jurisdiction where GigOptix, any of its Subsidiaries or such a Person, as applicable, does not file a Tax Return, that GigOptix, such Subsidiary or such a Person is or may be subject to taxation by that jurisdiction.

(iv) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against GigOptix or any of its Subsidiaries.

(v) Neither GigOptix nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of, or related to, Taxes (other than any agreements solely between or among GigOptix and its Subsidiaries), and neither GigOptix nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return or (B) has any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi) Neither GigOptix nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(vii) GigOptix, assuming it were a corporation, is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to GigOptix or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(ix) Neither GigOptix nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(x) Each of GigOptix and its Subsidiaries is treated as a disregarded entity under Section 7701 of the Code and, to the extent possible, for all state and local Tax purposes.

(xi) For the purposes of this Agreement: “Tax” or “Taxes” means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise; “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(k) Affiliate Transactions.

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between GigOptix and its Subsidiaries, on the one hand, and its Affiliates (as defined in Section 8.3(a)) (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, assuming GigOptix was subject to such regulation, and (B) GigOptix is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of the Sarbanes-Oxley Act of 2002 (“SOX”), outstanding pursuant to which GigOptix or any of its Subsidiaries has extended credit to any executive officer or director of GigOptix or any of its Subsidiaries that will not be paid back prior to the Effective Time.

(l) Environmental Matters.

(i) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole: (i) the operations of GigOptix and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(j)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws (“Environmental Permits”); (ii) there are no pending or, to the Knowledge of GigOptix, threatened claims, suits, governmental investigation requests, actions, investigations or proceedings under or pursuant to Environmental Laws (“Environmental Claims”) against GigOptix or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(m)) were disposed of, or allegedly disposed of, by GigOptix or any of its Subsidiaries; and (iii) to the Knowledge of GigOptix, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by GigOptix or any of its Subsidiaries.

(ii) GigOptix and its Subsidiaries have furnished to Lumera copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by GigOptix or any of its Subsidiaries or compliance by GigOptix or any of its Subsidiaries with Environmental Laws.

(m) Intellectual Property.

(i) Section 3.1(m)(i) of the GigOptix Disclosure Schedule sets forth a true and complete list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that are owned by or licensed to GigOptix or its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole:

(A) all Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is either (i) owned of record by GigOptix or a Subsidiary of GigOptix, or (ii) is licensed to GigOptix or a Subsidiary of GigOptix and free and clear of all Liens except Permitted Liens (as defined in Section 8.3(t)) for the conduct of the business of GigOptix and/or its Subsidiaries as currently conducted.

(B) to the Knowledge of GigOptix, except as set forth on Section 3.1(m)(ii)(B) of the GigOptix Disclosure Schedule, the conduct of the business and operations of GigOptix and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of GigOptix, is threatened that the conduct of the business and operations of GigOptix and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to GigOptix or its Subsidiaries with respect to any Intellectual Property used by GigOptix or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(C) to the Knowledge of GigOptix, except as set forth on Section 3.1(m)(ii)(C) of the GigOptix Disclosure Schedule, none of the Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by GigOptix or any of its Subsidiaries, and none of the Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(D) GigOptix and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for GigOptix or any its Subsidiaries), protection and enforceability of all Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(E) GigOptix and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property owned by GigOptix and its Subsidiaries, including trade secrets, used in the business of GigOptix and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of GigOptix or any of its Subsidiaries to own or use any Intellectual Property set forth on Section 3.1(m)(i) of the GigOptix Disclosure Schedule, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(n) Brokers. No broker, investment banker, financial advisor, intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GigOptix.

(o) Contracts.

(i) Except as set forth in the appropriate section of Section 3.1(o)(i) of the GigOptix Disclosure Schedule, as of the date of this Agreement, none of GigOptix nor any of its Subsidiaries is a party to or bound by any: (A) Contract that would be required to be filed by GigOptix with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act, assuming GigOptix was subject to such regulation or such statute; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of GigOptix or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which GigOptix or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede GigOptix’s ability to timely consummate the Mergers or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which GigOptix or any Subsidiary of GigOptix has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $100,000, other than any such indebtedness between GigOptix (whether as creditor or debtor) and any wholly owned Subsidiary of GigOptix or between any wholly owned Subsidiaries of GigOptix; or (F) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which GigOptix pays an annual fee under any individual Contract of less than $50,000, (y) Contracts with customers pursuant to which the customer and its subsidiaries pay less than $250,000 annually under any individual Contract and (z) Contracts with data suppliers pursuant to which GigOptix and its Subsidiaries pay fees under any individual Contract of less than $50,000 annually) that is material to the business of GigOptix and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(F) is referred to herein as a “GigOptix Material Contract.”

(ii) Each of the GigOptix Material Contracts is valid and binding on GigOptix and each of its Subsidiaries party thereto and, to the Knowledge of GigOptix, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole. There is no default under any GigOptix Material Contract either by GigOptix or any of its Subsidiaries party thereto or, to the Knowledge of GigOptix, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by GigOptix or any of its Subsidiaries party thereto or, to the Knowledge of GigOptix, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole. Complete and correct copies of each GigOptix Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto), have been delivered or made available to Lumera prior to the date hereof.

(p) Real Property. Except as would not have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole, GigOptix and its Subsidiaries own (i) good and valid title to the Owned Real Property (as defined in Section 8.3(t)) and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property (as defined in Section 8.3(p)), in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on GigOptix and its Subsidiaries taken as a whole, all buildings, structures, fixtures and improvements with respect to the Owned Real Property and the Leased Real Property (the “Improvements”) of GigOptix and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GigOptix, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(q) Tax-Free Treatment. None of GigOptix, its Subsidiaries or its Affiliates has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Lumera Merger together with the GigOptix Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

Section 3.2 Representations and Warranties of Lumera. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by Lumera to GigOptix concurrently with or prior to the execution and delivery by Lumera of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Lumera Disclosure Schedule”)) or in the Lumera SEC Documents (as defined in Section 3.2(d)(i)), Lumera represents and warrants to GigOptix as follows:

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Lumera and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Lumera and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Lumera has delivered or made available to GigOptix complete and correct copies of (A) the Restated Certificate of Incorporation of Lumera (including all certificates of designation), as amended and currently in effect (the “Lumera Charter”), and the Amended and Restated By-Laws of Lumera, as amended and currently in effect (the “Lumera By-Laws,” and, together with the Lumera Charter, the “Lumera Organizational Documents”), and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each of the Subsidiaries of Lumera, including the Company, Merger Sub G and Merger Sub L, as amended and currently in effect (collectively, the “Lumera Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Lumera has made available to GigOptix complete and accurate minute books of Lumera and its Subsidiaries except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Section 3.2(a)(iii) of the Lumera Disclosure Schedule lists each of the Subsidiaries of Lumera, including the name of each such entity, the state or jurisdiction of its incorporation or organization and Lumera’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Lumera have been validly issued and are duly authorized, fully paid and, with respect to the corporate Subsidiaries of Lumera, nonassessable and are owned directly or indirectly by Lumera, free and clear of all Liens and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) The authorized capital stock of Lumera consists of 120,000,000 shares of Lumera Common Stock and 30,000,000 shares of Preferred Stock, par value $.01 per share (“Lumera Preferred Stock”). At the close of business on February 29, 2008, (A) 20,088,352 shares of Lumera Common Stock (including all awards based on Lumera Common Stock that are restricted stock granted under the Lumera Corporation 2004 Equity Incentive Plan (the “Lumera Stock Plan”)) were issued and outstanding; (B) no shares of Lumera Common Stock were held by Lumera in its treasury; (C) no shares of Lumera Preferred Stock were issued and outstanding; (D) 4,000,000 shares of Lumera Common Stock were reserved for issuance in respect of outstanding options to acquire shares of Lumera Common Stock granted under the Lumera Stock Plan (such outstanding options, collectively with all other options to acquire shares of Lumera Common Stock issued pursuant to the Lumera Stock Plan between the date hereof and the Effective Time, the “Lumera Options”); and (F) 1,636,000 shares of Lumera Common Stock reserved for issuance in respect of outstanding warrants to acquire shares of Lumera Common Stock (the “Lumera Warrants”). Each outstanding share of capital stock of Lumera is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) All shares of Lumera Common Stock subject to issuance under the Lumera Stock Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders of Lumera may vote (“Lumera Voting Debt“) are issued or outstanding as of the date of this Agreement.

(iv) As of the date of this Agreement, except as set forth in Section 3.2(b)(i) of the Lumera Disclosure Schedule, Section 3.2(b)(iii) of the Lumera Disclosure Schedule or as may be disclosed in the Lumera SEC Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Lumera or any of its Subsidiaries is a party or by which any of them is bound obligating Lumera or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Lumera Voting Debt or other voting securities of Lumera or any of its Subsidiaries, or obligating Lumera or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Lumera Common Stock and Lumera Preferred Stock, all outstanding Lumera Options and all outstanding shares of capital stock of each Subsidiary of Lumera have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) Neither Lumera nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Lumera or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv).

(vi) Each of the Company, Merger Sub G and Merger Sub L was formed at the direction of Lumera prior to the date hereof, solely for the purposes of effecting the Mergers and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, each of the Company, Merger Sub G and Merger Sub L (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Mergers and the transactions contemplated hereby.

(vii) Neither Lumera nor any of its Subsidiaries own any membership interests of GigOptix or any of its Subsidiaries.

(viii) Each share of Company Common Stock to be issued in either the GigOptix Merger or the Lumera Merger shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of Lumera, the Company, Merger Sub G and Merger Sub L has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L, and the consummation by Lumera, the Company, Merger Sub G and Merger Sub L of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Boards of Directors of Lumera, the Company, Merger Sub G and Merger Sub L, and no other corporate proceedings on the part of Lumera, the Company, Merger Sub G and Merger Sub L and no other stockholder votes or consents are necessary under the DGCL for Lumera, the Company, Merger Sub G and Merger Sub L to authorize this Agreement, to consummate the transactions contemplated hereby or to approve the other matters being considered by stockholders of Lumera at the Lumera Stockholders’ Meeting, other than, with respect to adoption of this Agreement and approval of the Lumera Merger and the other transactions contemplated hereby and the approval of the other matters being considered by stockholders of Lumera at the Lumera Stockholders’ Meeting and the filing of the Lumera Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Lumera, the Company, Merger Sub G and Merger Sub L. Assuming the due authorization, execution and delivery of this Agreement by GigOptix, this Agreement constitutes a legal, valid and binding obligation of each of Lumera, the Company, Merger Sub G and Merger Sub L, enforceable against Lumera, the Company, Merger Sub G and Merger Sub L, in accordance with its terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of Lumera has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Lumera and its stockholders, (B) duly approved this Agreement and the transactions contemplated hereby, which approval has not been rescinded or modified, (C) resolved to recommend this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan to its stockholders for adoption and approval and (D) subject to Section 5.1(b), directed that this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan be submitted to Lumera’s stockholders for consideration and adoption and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of holders of a majority in voting power of the shares of Lumera Common Stock, voting together as a single class, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby. The affirmative vote of holders of a majority in voting power of the outstanding shares of Lumera Common Stock entitled to vote and voting together as a single class on the Company Charter at the Lumera Stockholders’ Meeting, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve the Company Charter Amendment, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve the Company Charter. The affirmative vote of holders of a majority in voting power of the shares of Lumera Common Stock, voting together as a single class, present or represented and entitled to vote on the New Equity Plan at the Lumera Stockholders’ Meeting, is the only vote of the holders of any class or series of Lumera capital stock necessary to approve the New Equity Plan, and no other vote of the holders of any class or series of Lumera capital stock is necessary to approve the New Equity Plan.

(iv) No Conflict. The execution and delivery of this Agreement by Lumera, the Company, Merger Sub G and Merger Sub L (as applicable) do not, and the consummation by Lumera, the Company, Merger Sub G and Merger Sub L (as applicable) of the transactions contemplated hereby and compliance by Lumera, the Company, Merger Sub G and Merger Sub L (as applicable) with the provisions hereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lumera or any of its Subsidiaries or any restriction on the conduct of Lumera’s business or operations under, (A) the Lumera Organizational Documents or the Lumera Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any Contract to which Lumera or any of its Subsidiaries is a party or Lumera Licenses or Permits (as defined in Section 3.2(f)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lumera or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to Lumera or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Lumera, the Company, Merger Sub G or Merger Sub L (as applicable) or the consummation by Lumera, the Company, Merger Sub G or Merger Sub L (as applicable) of the transactions contemplated hereby, except for:

(A) the filing of the Lumera Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which Lumera, the Company, Merger Sub G or Merger Sub L is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(B) the Lumera Stockholder Approval;

(C) the filing with the SEC of:

(1) The Form S-4 (as defined in Section 3.1(e)), including the Proxy Statement; and

(2) such reports and filings under Section 12(b), 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and

(D) the consents, waivers, approvals, orders or authorizations set forth in Section 3.2(c)(v)(D)of the Lumera Disclosure Schedule; and

(E) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (D) above), the failure of which to be made or obtained, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(vi) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the individual listed in Exhibit 3.2(c)(vi) attached hereto would qualify as an Independent Director and, with respect to the Company, would be considered to be an independent director within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) SEC Documents; Financial Statements.

(i) As of the date of this Agreement, Lumera has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, certifications and other documents (including exhibits and all other information incorporated by reference therein), required to be so filed by Lumera from January 1, 2007 through the date of this Agreement (the “Lumera SEC Documents”). As of their respective dates, the Lumera SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Lumera SEC Documents. No Subsidiary of Lumera is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each principal executive officer of Lumera and each principal financial officer of Lumera (or each former principal executive officer of Lumera and each former principal financial officer of Lumera, as applicable) has made all certifications required from time to time by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Lumera SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii) The financial statements of Lumera included in the Lumera SEC Documents comply, and all registration statements, prospectuses, reports, schedules, forms, certificates and other documents (including exhibits and all other information incorporated by reference therein but excluding the Proxy Statement and the Form S-4 filed with the SEC after the date hereof until the Effective Time, will comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present and will fairly present the consolidated financial position of Lumera and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended or ending (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of Lumera and its Subsidiaries, taken as a whole, are true and correct in all material respects. There has been no change in Lumera accounting policies from January 1, 2007 through the date hereof except as described in the notes to the financial statements included in the Lumera SEC Documents.

(iv) Except as set forth in Section 3.2(d)(iv) of the Lumera Disclosure Schedule, neither Lumera nor any of its Subsidiaries has any liabilities or obligations, other than liabilities or obligations (i) reflected or reserved against in the balance sheet of Lumera as of December 31, 2007 (including the notes thereto, the “Lumera Balance Sheet”) or (ii) incurred since December 31, 2007 in the ordinary course of business, consistent with past practice.

(e) Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by or as disclosed in this Agreement (including the Lumera Disclosure Schedule) or in the Lumera SEC Documents, Lumera has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been a Material Adverse Effect on Lumera, nor any action that, if taken after the date hereof, would constitute a breach of Section 4.1(a).

(f) Compliance with Applicable Laws; Permits; Litigation.

(i) Lumera, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for Lumera and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Lumera SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Lumera Licenses or Permits”), and all Lumera Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Lumera Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(ii) Lumera and its Subsidiaries are, and have been at all times since January 1, 2007, in compliance with the terms of the Lumera Licenses or Permits and all Applicable Laws relating to Lumera and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Lumera Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Since January 1, 2007, neither Lumera nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that Lumera or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole) or (B) threatening to revoke any of the Lumera Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole) nor, to the Knowledge of Lumera, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Lumera, has been threatened in writing against Lumera or any of its Subsidiaries, which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(iii) No action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Lumera or any of its Subsidiaries or any of their respective properties, including the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule, is pending or, to the Knowledge of Lumera, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(iv) Neither Lumera nor any of its Subsidiaries is, or at any time since January 1, 2007 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(v) No material Lumera Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.2(c)(v)(D) of the Lumera Disclosure Schedule have been given or received, as appropriate.

(g) Labor and Other Employment Matters. Neither Lumera nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole: (i) Lumera and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employments practices and terms and conditions of employment; (ii) neither Lumera nor any of its Subsidiaries has received written notice of any charge or complaint against Lumera or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of Lumera, threatened or being carried out against Lumera or its Subsidiaries; and (iv) neither Lumera nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of Lumera or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(h) Benefit Plans.

(i) Section 3.2(h)(i)of the Lumera Disclosure Schedule lists all Employee Benefit Plans as to which Lumera or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, or under which Lumera or any of its Subsidiaries has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of Lumera or any of its Subsidiaries or the beneficiaries or dependents of such person (each a “Lumera Benefit Plan”). With respect to each Lumera Benefit Plan Lumera has furnished or made available to GigOptix true, accurate and complete copies of (i) the Lumera Benefit Plans and all amendments thereto (or where a Lumera Benefit Plan has not been reduced to writing, a summary of all material terms of the Lumera Benefit Plan); (ii) any Lumera Benefit Plan's summary plan description, employee handbooks or similar employee communications, and any material modifications thereto; (iii) if applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) in the case of any Lumera Benefit Plan for which Forms 5500 are required to be filed, the three most recent annual reports (Series 5500 and all schedules thereto) in connection with each Lumera Benefit Plan; (v) in the case of any Lumera Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter and any related correspondence, and any pending request for such determination.

(ii) With respect to the Lumera Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has, or would reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole. Neither Lumera nor any of its Subsidiaries nor, to the Knowledge of Lumera, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Lumera Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(iii) Neither Lumera nor any of its Subsidiaries ever maintained, contributed to or had any obligation to contribute to any benefit plan subject to Title IV or Section 412 of the Code.

(iv) None of the Lumera Benefit Plans has ever been a Multiemployer Plan; and neither the Company nor any of its Subsidiaries has ever contributed to or been obligated to contribute to any Multiemployer Plan or otherwise has any Liability under or with respect to any Multiemployer Plan.

(v) With respect to each Lumera Benefit Plan: (i) each Lumera Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (ii) each of Lumera and its Subsidiaries has performed all obligations required to be performed by it under such plan, and such plan has been established, maintained, administered and operated in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code; (iii) nothing has occurred that has subjected or could subject Lumera or any of its Subsidiaries to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Lumera Benefit Plan to a tax under Section 4973 of the Code; (iv) no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred that would result in Liability to the Company; (v) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor; (vi) to the Knowledge of the Company, the Company is not subject, directly or indirectly pursuant to any indemnification agreement, to any penalty or tax under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

(vi) As of the date hereof, to the Knowledge of Lumera, no oral or written representation or commitment with respect to any material aspect of any Lumera Benefit Plan has been made to an employee or former employee of Lumera or any of its Subsidiaries by an authorized Lumera employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Lumera Benefit Plan.

(vii) There are no material unresolved claims or disputes under the terms of, or in connection with, any Lumera Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Lumera, threatened or anticipated with respect to any material claim or otherwise in connection with a Lumera Benefit Plan.

(viii) No Lumera Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of Lumera or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(ix) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Lumera Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Lumera or any of its Subsidiaries or limit the ability to amend or terminate any Lumera Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of Lumera to which Lumera or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively, and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(x) None of the Lumera Benefit Plans is, or within the last six years, has been (i) the subject of an examination or audit by a Governmental Body, (ii) the subject of an application or filing under, or (iii) a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(xi) Each Lumera Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the IRS provided thereunder.

(xii) Neither Lumera nor any of its Subsidiaries have or has ever had any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code.

(xiii) Each Lumera and its Subsidiaries has appropriately classified persons who are providing services for the Lumera or its Subsidiaries, whether directly or through a leasing organization, as independent contractors and the Company has no liability (contingent or otherwise) for failure to classify independent contractors as employees.

(xiv) Without limiting the generality of (ii) through (xiii) above, with respect to each Lumera Benefit Plan that is a Foreign Benefit Plan: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(i) Taxes.

(i) Each of Lumera and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all income and material non-income Tax Returns required to be filed by it with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all income and material non-income Taxes due and owing by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all income and material non-income Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and reporting of withholding Taxes and employment Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of Lumera or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(iii) There is no audit, examination, refund litigation, proposed adjustment, matter in controversy or other dispute with respect to any Taxes or Tax Return of Lumera or any of its Subsidiaries. Neither Lumera nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Lumera or any of its Subsidiaries, as applicable, does not file a Tax Return, that Lumera or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Lumera or any of its Subsidiaries.

(v) Neither Lumera nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of, or related to, Taxes (other than any agreements solely between or among Lumera and its Subsidiaries), and neither Lumera nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Lumera) or (B) has any liability for the Taxes of any Person (other than Lumera or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi) Neither Lumera nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(vii) Lumera is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Lumera or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(ix) Neither Lumera nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(j) Affiliate Transactions. Except as may be disclosed in the Lumera SEC Documents:

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between Lumera and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been heretofore disclosed in the Lumera SEC Documents, and (B) Lumera is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of SOX, outstanding pursuant to which Lumera or any of its Subsidiaries has extended credit to any executive officer or director of Lumera or any of its Subsidiaries.

(k) Environmental Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole: (i) the operations of Lumera and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Environmental Permits; (ii) there are no pending or, to the Knowledge of Lumera, threatened Environmental Claims against Lumera or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Lumera or any of its Subsidiaries; and (iii) to the Knowledge of Lumera, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by Lumera or any of its Subsidiaries.

(ii) Lumera and its Subsidiaries have furnished to GigOptix copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by Lumera or any of its Subsidiaries or compliance by Lumera or any of its Subsidiaries with Environmental Laws.

(l) Intellectual Property.

(i) Section 3.2(l)(i) of the Lumera Disclosure Schedule sets forth a true and complete list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that are owned by or licensed to Lumera or its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole:

(A) all Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is either (i) owned of record by Lumera or a Subsidiary of Lumera, or (ii) is licensed to Lumera or a Subsidiary of Lumera and free and clear of all Liens except Permitted Liens (as defined in Section 8.3(t)) for the conduct of the business of Lumera and/or its Subsidiaries as currently conducted.

(B) to the Knowledge of Lumera, except as set forth on Section 3.2(l)(ii)(B)of the Lumera Disclosure Schedule, the conduct of the business and operations of Lumera and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of Lumera, is threatened that the conduct of the business and operations of Lumera and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to Lumera or its Subsidiaries with respect to any Intellectual Property used by Lumera or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(C) to the Knowledge of Lumera, except as set forth on Section 3.2(l)(ii)(C) of the Lumera Disclosure Schedule, none of the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by Lumera or any of its Subsidiaries, and none of the Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(D) Lumera and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for Lumera or any its Subsidiaries), protection and enforceability of all Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedule under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(E) Lumera and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property owned by Lumera and its Subsidiaries, including trade secrets, used in the business of Lumera and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of Lumera or any of its Subsidiaries to own or use any Intellectual Property set forth on Section 3.2(l)(i) of the Lumera Disclosure Schedules, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(m) Brokers. Except for fees payable to GCA Savvian, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, intermediary or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lumera. Lumera has previously delivered to GigOptix a true and complete copy of the engagement letter between Lumera and GCA Savvian.

(n) Contracts. (i) Except as may be set forth in the appropriate section of Section 3.2(n) of the Lumera Disclosure Schedule or as otherwise disclosed in the Lumera SEC Documents, as of the date of this Agreement, none of Lumera or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by Lumera with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of Lumera or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which Lumera or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede Lumera’s ability to timely consummate the Lumera Merger or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which Lumera or any Subsidiary of Lumera has any outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $100,000, other than any such indebtedness between Lumera (whether as creditor or debtor) and any wholly-owned Subsidiary of Lumera or between any wholly owned Subsidiaries of Lumera; or (F) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which Lumera pays an annual fee under any individual contract of less than $50,000, (y) Contracts with customers pursuant to which the customer and its Subsidiaries pay less than $250,000 annually under any individual contract and (z) Contracts with data suppliers pursuant to which Lumera and its Subsidiaries pay fees under any individual contract of less than $50,000 annually) that is material to the business of Lumera and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(F) above is referred to herein as a “Lumera Material Contract.”

(i) Each of the Lumera Material Contracts is valid and binding on Lumera and each of its Subsidiaries party thereto and, to the Knowledge of Lumera, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole. There is no default under any Lumera Material Contract either by Lumera or any of its Subsidiaries party thereto or, to the Knowledge of Lumera, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by Lumera or any of its Subsidiaries party thereto or, to the Knowledge of Lumera, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole. Complete and correct copies of each Lumera Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto, whether or not such exhibits, annexes, attachments, supplements, amendments or modifications have been filed with the SEC), have been delivered or made available to GigOptix prior to the date hereof.

(o) Real Property. Except as would not have, or reasonably be expected to have, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole, Lumera and its Subsidiaries own (i) good and valid title to the Owned Real Property and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property, in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lumera and its Subsidiaries taken as a whole, all Improvements with respect to the Real Property of Lumera and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and, to the Knowledge of Lumera, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(p) Tax-Free Treatment. Neither Lumera nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Lumera Merger together with the GigOptix Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Each of Lumera and GigOptix agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Lumera Disclosure Schedule or Section 4.1(a) of the GigOptix Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, or unless Lumera and GigOptix shall otherwise consent in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned, each of Lumera and GigOptix shall, and shall cause each of its Subsidiaries (including the Company, Merger Sub G and Merger Sub L) to: (i) maintain its existence in good standing under Applicable Laws, (ii) subject to the restrictions and exceptions set forth in this Section 4.1(a), conduct its operations only in the ordinary and usual course of business consistent with past practice and (iii) use commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of each of it and its Subsidiaries and to preserve the current relationships of each of it and its Subsidiaries, with its customers, suppliers and other Persons with which it or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Lumera Disclosure Schedule or Section 4.1(a) of the GigOptix Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, Lumera and GigOptix shall not and shall not permit any of their respective Subsidiaries to (unless otherwise required by Applicable Laws applicable to Lumera and its Subsidiaries or GigOptix and its Subsidiaries, respectively, or as otherwise specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Lumera or GigOptix, respectively (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (1) except for the amendments to the certificate of incorporation and by-laws of the Company contemplated in this Agreement, amend or otherwise change its limited liability company agreement, articles or certificate of incorporation or bylaws or equivalent organizational documents, as the case may be, (B) liquidate, merge or consolidate or enter into a similar transaction or (C) form or create any Subsidiary that is not a wholly-owned Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock, membership units of, or other equity or ownership interests in, Lumera or GigOptix or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, membership units or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, membership units or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Lumera or GigOptix or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options, warrants or other rights outstanding as of the date hereof under the Lumera Stock Plan, the GigOptix Plan or the Lumera Warrants; (B) the issuance of options under any Lumera Benefit Plans or GigOptix Benefit Plans, as in effect on the date hereof, respectively, provided that such option issuances are made in the ordinary course consistent with past practice and that the number of shares of Lumera Common Stock or GigOptix Membership Units subject to such options does not exceed in the aggregate the amount set forth in Section 4.1(a)(ii) of the Lumera Disclosure Schedule or Section 4.1(a)(ii) of the GigOptix Disclosure Schedule, as the case may be; (C) the issuance by Lumera of Lumera Common Stock at fair market value (as determined by the board of directors of Lumera at their sole discretion), provided that the Lumera Exchange Ratio shall be adjusted in accordance with Section 2.1(h) to take into account such issuances; and (D) the issuance of GigOptix Membership Units in connection with the conversion of GigOptix Voting Debt, provided that the GigOptix Exchange Ratio shall be adjusted in accordance with Section 2.1(h) to take into account such issuances.

(iii) (2) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Lumera or the membership interests of GigOptix, or (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Subsidiary, other than in the ordinary course or (C) enter into or amend any agreement with respect to the voting or registration of the capital stock of Lumera or membership units of GigOptix, provided, in the case of each of clauses (A) and (B) above, that any Subsidiary of Lumera or GigOptix may declare, make or pay dividends or other distributions to Lumera or any of Lumera’s Subsidiaries or GigOptix or any of GigOptix’s Subsidiaries, as the case may be;

(iv) (3) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than in connection with the forfeiture of GigOptix Options or Lumera Options as a result of terminations of employment or other forfeiture events specified therein in the ordinary course of business and consistent with past practice;

(v) (4) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary of Lumera or GigOptix, respectively) for borrowed money, except for (x) indebtedness for borrowed money under or guarantees with respect to indebtedness under Lumera’s or GigOptix’s existing credit facilities, respectively, incurred and applied in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,500,000 in principal amount outstanding at any one time or (y) indebtedness of any Subsidiary of Lumera or GigOptix, to Lumera or GigOptix, respectively, or to any other Subsidiary of Lumera or GigOptix, respectively, or indebtedness of Lumera or GigOptix, respectively, to any Subsidiary of Lumera or GigOptix, respectively, (B) (x) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any contract or any breach or nonperformance by any counterparty), or agree to any material change in, any Lumera Material Contract or GigOptix Material Contract, as the case may be, where such termination, cancellation or change would have an adverse effect on Lumera and its Subsidiaries, or GigOptix and its Subsidiaries, as the case may be (in each case taken as a whole), or (y) enter into (other than by extension of an existing contract or by entry into a new contract with an existing counterparty on terms substantially the same as those of the prior contract, in each case in the ordinary course of business consistent with past practice, provided that any such extension or new contract does not obligate GigOptix or Lumera or their respective Subsidiaries to make payments thereunder that exceed $500,000 in the aggregate) any contract which would be deemed to be a Lumera Material Contract or a GigOptix Material Contract, as the case may be, if entered into prior to the date hereof, except, for the purposes of this Section 4.1(a)(v), the dollar amounts used to calculate whether a contract would be a Lumera Material Contract or a GigOptix Material Contract, respectively, shall be doubled or (C) make or authorize any loan to any Person (other than Lumera or a Subsidiary of Lumera, in the case of Lumera or any Subsidiary of Lumera, or GigOptix or a Subsidiary of GigOptix, in the case of GigOptix or any Subsidiary of GigOptix) outside the ordinary course of business consistent with past practice;

(vi) Except as required by Applicable Laws or by the terms of any existing GigOptix Benefit Plan or Lumera Benefit Plan as in effect on the date hereof or as otherwise set forth in Section 4.1(a)(vi) of the Lumera Disclosure Schedule or Section 4.1(a)(vi) of the GigOptix Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or other employees, agents or consultants, other than in the ordinary course of business consistent with past practice; (B) grant any rights to severance or termination pay to, or enter into any employment, consulting, severance or similar agreement with, any director, officer or other employee, or any agent or consultant; (C) grant any cash bonus, equity-based award or other incentive to any director, officer or other employee, agent or consultant, other than awards to newly hired officers or other employees, agents or consultants or pursuant to any existing GigOptix Benefit Plan or Lumera Benefit Plan as in effect on the date hereof, in each case, in the ordinary course of business consistent with past practice; (D) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body) or any GigOptix Benefit Plan or Lumera Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any GigOptix Benefit Plan, any Lumera Benefit Plan or any award agreement thereunder, provided, that Lumera may extend the period within which Lumera Options issued to members of Lumera’s board of directors must be exercised following termination from ninety (90) days to five (5) years; or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” or other entitlement to terminate employment and collect severance payments and benefits pursuant to such agreement;

(vii) make any material change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(viii) except as required by Applicable Laws, make, change or revoke any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) write up, write down or write off the book value of any assets, individually or in the aggregate, for Lumera and its Subsidiaries, taken as a whole, or GigOptix and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business, (B) as may be required by GAAP or (C) otherwise not in excess of $250,000;

(x) except with respect to the Plexera Business Actions (as defined in Section 8.3(w)), acquire, dispose of, or agree to acquire from or agree to dispose to any Person, any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 4.1(a)(x) of the Lumera Disclosure Schedule or Section 4.1(a)(x) of the GigOptix Disclosure Schedule, in addition to other capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $1,000,000 in the aggregate for the period commencing on the date hereof and ending on the Effective Time, as the case may be, or which are made from insurance proceeds, (B) in addition to capital expenditures permitted under clause (A) above, acquisitions or dispositions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (C) acquisitions and dispositions via arms-length transactions with one or more Persons that are not Affiliates of Lumera or GigOptix, as applicable (in addition to acquisitions and dispositions permitted under clauses (A) and (B) above), of assets, operations, businesses or securities up to $250,000 in the aggregate;

(xi) except as required by Applicable Laws or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payments, discharges, settlements or satisfactions made in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $500,000 (measured by consideration paid or received);

(xii) enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which Lumera or its Subsidiaries, or GigOptix or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business;

(xiii) except as otherwise permitted by this Section 4.1(a), make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course business and consistent with past practice;

(xiv) authorize or enter into any agreement, or otherwise make any commitment, to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to either party, directly or indirectly, rights to control or direct the operations of the other party prior to the Effective Time in violation of Applicable Laws. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.

(c) GigOptix shall provide Lumera with all (i) quarterly statements of income and cash flows of GigOptix and its consolidated Subsidiaries and (ii) quarterly consolidated balance sheets of GigOptix and its Subsidiaries, in each case for and as of the end of all quarterly periods after the date hereof until the Effective Time, commencing with the quarterly period ended March 31, 2008, as soon as such financial statements are prepared (and no later than such financial statements are distributed to GigOptix’s investors). Moreover, to the extent GigOptix prepares such financial statements on a more frequent basis than quarterly and distributes such financial statements to its investors, such financial statements shall be distributed at the same time to Lumera. Collectively, all of such quarterly financial statements of GigOptix are referred to in the Agreement as the “Prospective GigOptix Financial Statements.”

(d) Lumera shall not permit the Company or any of its Subsidiaries to take, or commit to take, any action after the date hereof and prior to the Effective Time, except for the actions expressly set forth in this Agreement as actions to be taken by such Person during such period.

Section 4.2 No Solicitation.

(a) Except as provided in Section 4.2(c) or 4.2(d), from the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of Lumera or GigOptix, their respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) (collectively, “Representatives”) of Lumera or GigOptix or any of their respective Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, business combination, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Lumera or GigOptix or any of their respective Subsidiaries that, if consummated, would constitute, or would reasonably be expected to constitute, an Alternative Transaction (as defined in Section 8.3(b)) (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Transaction Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or an Alternative Transaction Proposal, (iii) enter into any agreement regarding an Alternative Transaction or an Alternative Transaction Proposal, (iv) approve or endorse or agree to approve or endorse an Alternative Transaction or an Alternative Transaction Proposal or (v) make or effect a Change of Recommendation (as defined in Section 4.2(d)(ii)).

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Lumera shall notify GigOptix promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Lumera or any of its Subsidiaries relating to any Alternative Transaction Proposal. Such notice shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or any material modification or material amendment to an Alternative Transaction Proposal (including a copy thereof if such Alternative Transaction Proposal or material modification or material amendment is in writing). From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Lumera shall keep GigOptix reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. Lumera shall provide GigOptix with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

(c) Superior Proposals. Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that Lumera receives an unsolicited, bona fide written Alternative Transaction Proposal that is determined (in accordance with Section 8.3(z)) to be, or is reasonably likely to be, a Superior Proposal (as defined in Section 8.3(z)), it may then take the following actions (but only (1) if and to the extent that (y) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws, and (z) Lumera has given GigOptix at least two business days prior written notice of its intention to take any of the following actions and (2) if it shall not have breached in any material respect any of the provisions of this Section 4.2):

(i) Furnish nonpublic information to the Person or group of Persons making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group of Persons an executed confidentiality and standstill agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of [_________, 2008], between GigOptix and Lumera (the “CDA”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group of Persons, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in discussions or negotiations with such Person or group of Persons with respect to such Superior Proposal.

(d) Changes of Recommendation.

(i) In response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 8.3(z)) to be a Superior Proposal, the Board of Directors of Lumera may make a Change of Recommendation, if all of the following conditions in clauses (A) through (E) are met:

(A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(B) the Lumera Stockholder Approval has not occurred;

(C) Lumera has (1) complied with the provisions of Sections 4.2(b) and 4.2(c) of this Agreement, (2) provided to GigOptix four business days’ prior written notice which shall state expressly that Lumera intends to effect a Change of Recommendation and the manner in which it intends to do so and (3) during the aforementioned period, if requested by GigOptix, engaged in good faith negotiations so that the other party is able to make a revised proposal to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(D) the Board of Directors of Lumera has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws; and

(E) Lumera shall not have breached in any material respect any of the provisions set forth in this Section 4.2.

(ii) A “Change of Recommendation” shall mean the withholding, withdrawal, amendment, qualification or modification of the Board of Directors’ recommendation in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, the Company Charter and the New Equity Plan, and, in the case of a tender or exchange offer made directly to Lumera’s stockholders, a recommendation that Lumera’s stockholders accept the tender or exchange offer.

(e) Nothing contained in this Section 4.2 shall prohibit Lumera from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f) Lumera and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than GigOptix) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than GigOptix who have been furnished confidential information regarding Lumera in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Lumera agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Lumera or its Subsidiaries is or may become a party and to use its reasonable best efforts to enforce, to the fullest extent permitted by Applicable Laws, the provisions of any such confidentiality and standstill provisions.

(g) Lumera and GigOptix shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) of Lumera or its Subsidiaries, or GigOptix or its Subsidiaries, respectively, at the direction or with the consent of Lumera or GigOptix, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by Lumera or GigOptix, respectively.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of SEC Documents; Lumera Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, Lumera shall prepare the Proxy Statement and the Company and Lumera shall prepare and the Company shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Lumera shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Lumera shall use reasonable best efforts to cause the Proxy Statement to be mailed to Lumera’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company, Lumera and GigOptix shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Company Common Stock in the Mergers, the conversion of Lumera Warrants into warrants to purchase Company Common Stock (the “Company Warrants”), the conversion of Lumera Options and GigOptix Options into options to acquire Company Common Stock, with respect to Company Common Stock. GigOptix shall furnish to the Company and Lumera all information concerning GigOptix and the holders of GigOptix Options as may be reasonably requested by the Company in connection with such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement and no response to SEC comments thereon shall be made by the Company or Lumera without GigOptix’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing GigOptix the opportunity to review and comment thereon, unless the Company or Lumera would be in violation of Applicable Laws if it were to delay such filing, amendment or supplement in order to receive such prior consent (provided that the Company and Lumera shall use its reasonable best efforts to provide GigOptix with the opportunity to review and comment thereon). The Company or Lumera shall advise GigOptix, promptly after it receives oral or written notice thereof, of the time when the Form S-4 has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock or the Company Warrants issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide the other with copies of any written communication from the SEC or any state securities commission. The Company, Lumera and GigOptix shall prepare any written response to any such SEC comments. If at any time prior to the Effective Time any information relating to GigOptix or Lumera or any of their respective Affiliates, officers or directors should be discovered by GigOptix or Lumera which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Lumera stockholders.

(b) Lumera shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the Lumera Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable to consider the adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan (the “Lumera Stockholders’ Meeting”). Subject to Section 4.2(d), Lumera shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders, respectively, required by Applicable Laws and the NASDAQ Marketplace Rules, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Lumera may adjourn or postpone the Lumera Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan, or, if, as of the time for which the Lumera Stockholders’ Meeting is originally scheduled, there are insufficient shares of Lumera Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Lumera shall ensure that the Lumera Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Lumera Stockholders’ Meeting are solicited in compliance with Applicable Laws, the Lumera Organizational Documents and the NASDAQ Marketplace Rules. Without the prior written consent of GigOptix, the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter and the New Equity Plan shall be the only matters which Lumera shall propose to be acted on by Lumera’s stockholders at the Lumera Stockholders’ Meeting. Notwithstanding any other provision of this Agreement to the contrary, if Lumera is required under Applicable Laws to submit additional matters contemplated hereby to a vote of its stockholders, Lumera shall be authorized and required hereunder to submit approval of such matters to its stockholders, the term “Lumera Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of Lumera’s stockholders, the term “Lumera Stockholders’ Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of Lumera’s stockholders, and any representation and warranty by Lumera herein with respect to stockholder votes or consents required to be obtained by Lumera shall be deemed to refer to such matters.

Section 5.2 GigOptix Member Approval. On or before 6:00 p.m., San Francisco time, on the date hereof, GigOptix shall seek the approval and adoption of the Predecessor Company, as the sole member of GigOptix, of this Agreement and the transactions contemplated hereby (the “GigOptix Member Approval”). In connection with the GigOptix Member Approval, GigOptix shall comply with all disclosure and other obligations under the ILLCA and any other Applicable Laws.

Section 5.3 Accountant’s Letters. GigOptix shall use reasonable best efforts to cause to be delivered to Lumera two letters from PriceWaterhouseCoopers, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, addressed to Lumera, in form and substance reasonably satisfactory to Lumera and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 5.4 Delivery of Financial Statements. In preparation for the filing of the Form S-4 in which the Proxy Statement shall be included as a prospectus, GigOptix, at its sole expense, will engage PriceWaterhouseCoopers to audit its financial statements for its most recently completed three fiscal years and shall deliver to Lumera such audited financials. Additionally, if required to comply with SEC filing requirements, such audited financial statements shall include the results of iTerra Communications and any other predecessor business (the “GigOptix Audited Historical Financials”). GigOptix will use reasonable efforts to deliver to Lumera such audited financial statements on or prior to April 15, 2008.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to the CDA and Applicable Laws, each of GigOptix and Lumera shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of GigOptix and Lumera shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of GigOptix and Lumera shall hold and keep confidential, and shall cause their respective officers and employees and shall direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms of, and subject to the conditions set forth in, this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under this Agreement and Applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts: (i) to prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain, as promptly as practicable, all waivers, consents, clearances, licenses, orders, registrations, permits, approvals and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Mergers and each other transaction contemplated by this Agreement, (ii) subject to the terms of Section 5.6(b), to obtain all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations as are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations, provided that neither party shall be required to offer or agree to an order that requires (A) the divestiture of any properties, assets, operations or businesses, (B) holding separate any properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting ownership of any such assets (or any portion thereof) as may be necessary to permit the parties to fully complete the transactions contemplated by this Agreement, and/or (C) satisfying any additional conditions imposed by Governmental Entities with respect to the Mergers and the other transactions contemplated by this Agreement, if such divestiture, hold separate requirement and/or satisfaction of additional conditions would reasonably be expected to have a Material Adverse Effect on the Company, the GigOptix Surviving Company, the Lumera Surviving Corporation and their respective Subsidiaries, taken as a whole, after the Mergers, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) to execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement. Subject to Applicable Laws relating to the exchange of information, Lumera and GigOptix shall have the right to review in advance, and to the extent reasonably practicable each shall consult the other with respect to, all the information relating to Lumera and its Subsidiaries or GigOptix and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(b) In connection with the filings referenced in Section 5.6(a), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company, GigOptix or Lumera to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on the Company, the GigOptix Surviving Company, the Lumera Surviving Corporation, and their respective Subsidiaries, taken as a whole, after the Mergers.

Section 5.7 Indemnification and Insurance.

(a) From and after the Effective Time, the Company, the GigOptix Surviving Company and the Lumera Surviving Corporation shall fulfill and honor in all respects the obligations of each of GigOptix and Lumera pursuant to any indemnification agreements between GigOptix or Lumera, respectively, and each of their respective present or former directors, officers and employees in effect immediately prior to the Effective Time, subject to Applicable Laws. For at least six years after the Effective Time, each of the Company and the GigOptix Surviving Company shall jointly and severally indemnify and hold harmless the present and former officers and directors of GigOptix and its Subsidiaries (the “GigOptix Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of GigOptix or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws. For at least six years after the Effective Time, each of the Company and the Lumera Surviving Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of Lumera and its Subsidiaries (the “Lumera Indemnified Parties” and together with the GigOptix Indemnified Parties, the “Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of Lumera or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws.

(b) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by GigOptix with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of GigOptix only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by GigOptix and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(c) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Lumera with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of Lumera, as the case may be, only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by Lumera and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(d) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Laws, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) If the Company, GigOptix or Lumera or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, the Company, GigOptix or Lumera shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.8 Fees and Expenses. All fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.9 Public Announcements. Neither Lumera nor GigOptix shall, and neither Lumera nor GigOptix shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of GigOptix, in the case of a proposed announcement or statement by Lumera, or Lumera, in the case of a proposed announcement or statement by GigOptix; provided, however, that Lumera may, without the prior consent of GigOptix, (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by Applicable Law or by the NASDAQ Marketplace Rules.

Section 5.10 Listing. The Company shall use reasonable best efforts to cause the Company Common Stock issuable under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the Lumera Warrants, the Lumera Options, the GigOptix Options upon their assumption and conversion hereunder) to be authorized for listing on the NASDAQ Global Market or, if listing on the NASDAQ Global Market is not reasonably practicable, the NASDAQ Capital Market, upon official notice of issuance.

Section 5.11 Tax-Free Treatment.

(a) Neither GigOptix (nor its Affiliates) nor Lumera or any of their respective Subsidiaries shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the GigOptix Merger together with the Lumera Merger failing to qualify as an integrated series of transfers under Section 351 of the Code. GigOptix (and its Affiliates) and Lumera shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause the GigOptix Merger together with the Lumera Merger to qualify as an integrated series of transfers under Section 351 of the Code.

(b) GigOptix (and its Affiliates) and Lumera and each of their respective Subsidiaries shall not take any position on any Tax Return inconsistent with the treatment of the GigOptix Merger together with the Lumera Merger as an integrated series of transfers under Section 351 of the Code, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

(c) Officers of GigOptix and Lumera shall execute and deliver to Thelen Reid Brown Raysman & Steiner LLP, (“GigOptix’s Counsel”) and Ropes & Gray LLP (“Lumera’s Counsel”) certificates (the “Tax Representation Letters”) substantially in the form agreed to by the parties and their counsel at such time or times as may be reasonably requested by such tax counsel, including in connection with the distribution of Form S-4 and on the Closing Date. Each of GigOptix (and its Affiliates), Lumera and each of their respective Subsidiaries shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which failure or inaction would cause to be untrue) any of the statements included in the Tax Representation Letters.

Section 5.12 Conveyance Taxes. Lumera and GigOptix shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.13 Equity Awards and Employee Benefits.

(a) To the extent that, following the Closing Date, a Continuing GigOptix Employee (as defined in Section 8.3(g))commences participation in a Lumera Benefit Plan or any employee benefit plan, program, agreement, policy or arrangement maintained by the Company (a “Company Benefit Plan”) or a Continuing Lumera Employee (as defined in Section 8.3(h))commences participation in a GigOptix Benefit Plan or a Company Benefit Plan, the Company shall, and shall cause its Affiliates and the applicable GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan to, (i) credit each Continuing Employee’s (as defined in Section 8.3(f)) service with GigOptix or Lumera, or any predecessor employers to GigOptix or Lumera, to the extent credited under the analogous GigOptix Benefit Plan or Lumera Benefit Plan, as service with GigOptix, Lumera or the Company, as the case may be, for all purposes under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that such credit would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous GigOptix Benefit Plan or Lumera Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to such Continuing Employee and such Continuing Employee’s spouse and eligible dependents who become participants in such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan and (iii) give credit for or otherwise take into account under such GigOptix Benefit Plan, Lumera Benefit Plan or Company Benefit Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous GigOptix Benefit Plan or Lumera Benefit Plan for the year in which the Closing Date occurs.

(b) Each of GigOptix and Lumera agrees that (i) prior to the mailing of the Proxy Statement to the stockholders of Lumera, the Company and Lumera, in Lumera’s capacity prior to the Effective Time as the sole stockholder of the Company, shall adopt an omnibus-type equity incentive plan containing such terms as may be agreed upon by the Company, GigOptix and Lumera (the “New Equity Plan”) for the purposes of providing for the grant, following the Effective Time, of equity-based incentives to the directors, officers and other employees, advisors and consultants of the Company and its Subsidiaries, and (ii) the New Equity Plan shall be submitted to Lumera’s stockholders for approval at the Lumera Stockholders’ Meeting, provided that the effectiveness of the New Equity Plan shall be subject to consummation of the Mergers.

Section 5.14 Notification of Certain Matters. GigOptix shall give prompt notice to Lumera and Lumera shall give prompt notice to GigOptix, as the case may be, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure of such party to obtain such consent could be material to GigOptix, Lumera or the Company and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers.

Section 5.15 Stockholder Litigation. Each of GigOptix and Lumera shall keep the other reasonably informed of, and cooperate with the other in connection with, any stockholder litigation or claim against it and/or its respective directors or officers relating to the Mergers or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without such other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 5.15 shall be subject to the obligations of each such party under Applicable Laws relating to attorney-client communication and privilege.

Section 5.16 Section 16(b). The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the acquisition by officers and directors of Lumera and of GigOptix who will become officers and directors of the Company at the Effective Time of Company Common Stock in exchange for shares of Lumera Common Stock or GigOptix Membership Units, and of options to purchase Company Common Stock and of other derivative securities of the Company, upon assumption and conversion by the Company of options to purchase Lumera Common Stock, options to purchase GigOptix Membership Units or other derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Lumera, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Lumera Effective Time providing that the disposition by officers and directors of Lumera Common Stock in exchange for shares of Company Common Stock, and of options to purchase Lumera Common Stock and of other Lumera derivative securities upon assumption and conversion by the Company of options to purchase Lumera Common Stock and upon assumption and conversion of such other Lumera derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of GigOptix, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the GigOptix Effective Time providing that the disposition by officers and directors of GigOptix Membership Units in exchange for shares of Company Common Stock, and of options to purchase GigOptix Membership Units and of other GigOptix derivative securities upon assumption and conversion by the Company of options to purchase GigOptix Membership Units and upon assumption and conversion of such other GigOptix derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

Section 5.17 Corporate Actions. By the close of business on the day immediately after the date hereof, (a) Lumera, as the holder of all of the outstanding shares of capital stock of the Company, shall adopt this Agreement and approve the transactions contemplated hereby, and (b) the Company, as the holder of all of the outstanding shares of capital stock of Merger Sub G and of Merger Sub L, shall adopt this Agreement and approve the transactions contemplated hereby.

Section 5.18 GigOptix Debt. GigOptix shall prior to the Closing Date either (i) obtain from the holder of any indebtedness held by an Affiliate of GigOptix a waiver of any right to repayment of any such indebtedness, except due to a distribution in the ordinary course or (ii) cause such GigOptix Affiliate to convert such indebtedness into equity securities of GigOptix pursuant to the terms thereof.

Section 5.19 Lumera Reload Options. On or prior to the Closing Date, the Lumera compensation committee, with the consent of Dr. Avi Katz on behalf of GigOptix (such consent not to be unreasonably withheld), shall grant options (“Reload Options”) to employees of Lumera with a strike price equal to the fair market value of Lumera Common Stock on the date of grant, as determined by the Lumera compensation committee.

Section 5.20 FIRPTA

(a) GigOptix. On the Closing Date prior to the Closing, if legally possible, the owner of GigOptix for purposes of Section 1445 of the Code shall deliver to the Company a duly executed FIRPTA statement of non-foreign status in a form reasonably acceptable to the Company conforming to the requirements of Treasury Regulation § 1.1445-2(b).

(b) Lumera. On the Closing Date prior to the Closing, if legally possible, Lumera shall deliver to the Company a certification (in such form as may be reasonably requested by counsel to the Company) conforming to the requirements of Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) and, simultaneously with delivery of such certificate, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation § 1.897-2(h)(2).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Lumera Merger and the GigOptix Merger, as applicable, is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Lumera Stockholder Approval (except for such approval relating to the New Equity Plan) shall have been obtained.

(b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Form S-4. The Form S-4 shall have been declared effective under the Securities Act prior to the mailing of the Proxy Statement by Lumera to its stockholders and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of GigOptix or Lumera, threatened by the SEC.

(d) Listing. The shares of Company Common Stock issuable to the stockholders and members, as the case may be, of Lumera and GigOptix under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the Lumera Warrants, the Lumera Options or the GigOptix Options upon their assumption and conversion hereunder) shall have been authorized for listing on The NASDAQ Global Market or, if listing of the Company Common Stock on NASDAQ shall not have been reasonably practicable, the NASDAQ Capital Market (or any stock exchange successor to the NASDAQ Stock Market LLC), upon official notice of issuance.

(e) Plexera Business Actions. The Plexera Business Actions shall have been consummated.

Section 6.2 Conditions to Obligations of Lumera. The obligation of Lumera to effect the Lumera Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of GigOptix set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GigOptix and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of GigOptix. GigOptix shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Lumera shall have received an officer’s certificate duly executed by the Chief Financial Officer of GigOptix to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Lock-Up Agreements. Lumera shall have received fully executed Lock-Up Agreements in the form attached hereto as Exhibit 6.2(d) from the individuals and entities listed on Schedule 6.2(d).

(e) Predecessor Company Indebtedness. The Predecessor Company shall not have repaid any of its indebtedness, except for ordinary course distributions.

(f) No Material Adverse Effect. No Material Adverse Effect of GigOptix and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

Section 6.3 Conditions to Obligations of GigOptix. The obligations of GigOptix to effect the GigOptix Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Lumera set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(e), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lumera and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of Lumera. Lumera and the Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. GigOptix shall have received an officer’s certificate duly executed by the Chief Financial Officer of Lumera to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Lumera Closing Date Net Working Capital. The Lumera Closing Date Net Working Capital shall equal or exceed the Lumera Closing Date Net Working Capital Threshold.

(e) No Material Adverse Effect. No Material Adverse Effect of Lumera and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of GigOptix or Lumera:

(a) by mutual written consent of Lumera and GigOptix, if the Board of Directors of each so determines;

(b) by written notice of either Lumera or GigOptix (as authorized by the Board of Directors of Lumera or GigOptix, as applicable):

(i) if the Mergers shall not have been consummated by 180 days from the date of this Agreement (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the Mergers not occurring on or before the Outside Date;

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the Lumera Merger or the GigOptix Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.6 has caused or primarily resulted in such action by such Governmental Entity; or

(iii) if the Lumera Stockholder Approval shall not have been obtained at the Lumera Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Lumera Stockholder Approval was taken.

(c) by Lumera (as authorized by its Board of Directors) if GigOptix shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) cannot be cured by GigOptix by the Outside Date or if capable of being cured, shall not have been cured within 30 days following receipt of written notice from Lumera stating Lumera’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that, Lumera shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the closing conditions set forth in Section 6.3(a) and (b) not being satisfied;

(d) by GigOptix (as authorized by its Board of Directors) if Lumera shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Lumera by the Outside Date or if capable of being cured, shall not have been cured within 30 days following receipt of written notice from GigOptix stating GigOptix’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that, GigOptix shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the closing conditions set forth in Sections 6.2(a) and (b) not being satisfied;

(e) by GigOptix (as authorized by its Board of Directors), at any time prior to the Lumera Shareholder Approval, if Lumera, the Lumera Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the Lumera Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Proxy Statement distributed to the stockholders of Lumera its recommendation that such stockholders adopt this Agreement and approve the transactions contemplated hereby, (iii) effected a Change of Recommendation, (iv) failed to reconfirm its recommendation that stockholders of Lumera adopt this Agreement and approve the transactions contemplated hereby within ten calendar days of receipt of a written request from GigOptix to do so, provided that GigOptix shall not make such request unless prior thereto a Person shall have made to Lumera or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Lumera, (v) approved or recommended any Alternative Transaction, or (vi) failed, within ten business days after any tender or exchange offer relating to Lumera Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of Lumera recommends rejection of such tender offer or exchange offer; or

(f) by Lumera, at any time prior to the Lumera Stockholder Approval, if (i) the Board of Directors of Lumera authorizes Lumera, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Lumera Superior Proposal and Lumera notifies GigOptix in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) GigOptix does not make, within two business days of receipt of Lumera’s written notification of its intention to enter into a binding agreement for a Lumera Superior Proposal, an offer that the Board of Directors of Lumera determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to Lumera’s stockholders as the Superior Proposal, it being understood that Lumera shall not enter into any such binding agreement during such two-day period.

Section 7.2 Effect of Termination.

(a) Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.5(b), Section 5.7, this Section 7.2, or Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation, warranty, covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b) Certain Definitions. For the purposes of this Agreement, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the Mergers): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by the party or any of its subsidiaries of assets representing in excess of 40% of the aggregate fair market value of the consolidated assets of the party and its subsidiaries immediately prior to such sale; or (iii) the acquisition by any Person or group of Persons (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group of Persons), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Person.

(c) Payment by Lumera. In the event that this Agreement is terminated by Lumera pursuant to Section 7.1(f), Lumera shall concurrently with such termination (subject to the further provisions of this Section 7.2(c)), pay GigOptix $1,000,000 (the “Lumera Termination Fee”); provided that, the Lumera Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Lumera or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to Lumera (such Person being referred to herein as the “Lumera Third Party Bidder”) and within 12 months following termination of this Agreement, an Acquisition of Lumera is consummated by the Lumera Third Party Bidder or its Affiliate or another Person, or Lumera enters into an agreement providing for an Acquisition of Lumera by the Lumera Third Party Bidder or its Affiliate or another Person, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable.

Section 7.3 Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Lumera Stockholder Approval; provided, however, that after the occurrence of either the Lumera Stockholder Approval (excluding, to the extent applicable, such approval with respect to the New Equity Plan), there may not be, without further approval of the stockholders or members, as the case may be, of Lumera and GigOptix, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered in the Mergers to the holders of Lumera Common Stock and GigOptix Membership Units hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders or members, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or other governing body or a duly designated committee thereof.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in this Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to GigOptix, to:

GigOptix, LLC
2400 Geng Road
Palo Alto, CA 94303
Phone: (650) 424-1937
Fax:      (650) 424-1938
Attention: Avi Katz, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP
225 West Santa Clara Street
Suite 1200
San Jose, CA 95113
Telephone: 408 292 5800
Fax: 408 287 8040
Attention: Jay L. Margulies, Esq.

(b)          if to Lumera, the Company, Merger Sub G or Merger Sub L, to:

Lumera Corporation
19910 North Creek Pkwy
Suite 100
Bothell , WA 98011
Attention: Peter Biere, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention:  Christopher J. Austin, Esq.

Section 8.3 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire more than 20% of the outstanding voting power of Lumera Common Stock or GigOptix Membership Units, as applicable, whether from Lumera or GigOptix or pursuant to a tender offer or exchange offer or otherwise, (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Lumera or GigOptix, as applicable, and securities of the entity surviving any merger or business combination, including any of Lumera’s or GigOptix’ s Subsidiaries) of Lumera or GigOptix, or any of their respective subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of Lumera and its Subsidiaries, taken as a whole, or GigOptix and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction, or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Mergers) involving Lumera or GigOptix or any of their respective subsidiaries, as applicable, as a result of which the holders of shares of Lumera Common Stock or GigOptix Membership Units, respectively, immediately prior to such transaction would not, in the aggregate, own more than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case other than the transactions contemplated by this Agreement;

(c) “Company A Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, the weighted average remaining term of and other terms and conditions of the options to purchase Company Common Stock granted in respect of Lumera Stock Options pursuant to Section 2.1(i). The Company A Warrants shall be divided into four tranches, the exercise price of each of which shall be based on the weighted average exercise price of the Lumera Stock Options as follows:

Class of Warrants	Per Share Exercise Price of Lumera Stock Options

Class A-1	Under $2.50

Class A-2	$2.51 - $4.00

Class A-3	$4.01 - $6.00

Class A-4	Over $6.00

(d) “Company B Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, remaining term and other terms and conditions of the warrants to purchase Company Common Stock granted in respect of Lumera Warrants pursuant to Section 2.1(i). The Company B Warrants shall be divided into two tranches, the exercise price of warrants to purchase 180,000 shares of Company Common Stock (as determined prior to the application of the Lumera Exchange Ratio and the GigOptix Exchange Ratio), of which shall have an exercise price of $3.00 per share, and the remainder of which shall have an exercise price of $7.49 per share.

(e) “Company C Warrants” means warrants to purchase Company Common Stock in an amount and on such terms and conditions (including as to exercisability and strike price) as determined by Lumera and GigOptix, working together and in good faith, prior to the Closing Date, which terms and conditions shall be based on the weighted average exercise price, the weighted average remaining term of and other terms and conditions of the Lumera Reload Options.

(f) “Continuing Employees” means the Continuing GigOptix Employees and the Continuing Lumera Employees.

(g) “Continuing GigOptix Employee” each Person who was employed by GigOptix or its Subsidiaries immediately prior to the Closing and is employed immediately after the Closing by the Company, the GigOptix Surviving Company or the Lumera Surviving Corporation.

(h) “Continuing Lumera Employee” each Person who was employed by Lumera or its Subsidiaries immediately prior to the Closing and is employed immediately after the Closing by the Company, the GigOptix Surviving Company or the Lumera Surviving Corporation.

(i) “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(j) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect;

(k) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(l) “Governmental Entity” means any national, state, or local government or multinational body, any state administrative agency, commission (including the SEC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administrative functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange;

(m) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

(n) “Intellectual Property” means (i) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; (iii) patents, applications for patents (including divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; (iv) research and development data, formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; (vi) computer software (whether in source code or object code form), databases, compilations and data; and (vii) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and (viii) any similar intellectual property or proprietary rights;

(o) “Knowledge” means, with respect to Lumera, the actual knowledge of the individuals listed on Section 8.3(o) of the Lumera Disclosure Schedule and, with respect to GigOptix, the actual knowledge of the individuals listed on Section 8.3(o)of the GigOptix Disclosure Schedule;

(p) “Leased Real Property” means all real property occupied or used pursuant to all leases, subleases, licenses and occupancy agreements;

(q) “Lumera Closing Date Net Working Capital” means (i) the current assets of Lumera and its Subsidiaries determined in accordance with GAAP, including unrestricted cash minus (ii) the current liabilities of Lumera and its Subsidiaries determined in accordance with GAAP, plus (iii) Lumera’s accrued amounts for deferred rent included in liabilities, plus (iv) Lumera’s accrued amounts for audit and tax preparation expenses for the 2008 calendar year included in liabilities. In the event that Lumera sells the Plexera business division of Lumera and receives non-cash consideration in return, any such non-cash consideration shall not be counted as a current asset for purposes of calculating the Lumera Closing Date Net Working Capital.

(r) “Lumera Closing Date Net Working Capital Threshold” means $6,000,000, provided that if the Closing has not occurred by June 30, 2008, then beginning July 1, 2008, the Lumera Closing Date Net Working Capital Threshold shall be reduced by $10,000 day following June 30, 2008 during which the Lumera Closing Date Net Working Capital is calculated.

(s) “Material Adverse Effect” means, when used with respect to GigOptix or Lumera and their respective Subsidiaries, any change, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of GigOptix and its Subsidiaries, taken as a whole, or Lumera and its Subsidiaries, taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the industry in which GigOptix and its Subsidiaries or Lumera and its Subsidiaries operate, provided that such changes, events, occurrences or effects do not have a materially disproportionate effect on GigOptix and its Subsidiaries or Lumera and its Subsidiaries, as the case may be, (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in Applicable Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Mergers, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Mergers, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, tornados or other natural disasters, (E) any action that is required or permitted by this Agreement or with the other party’s written consent or at the other party’s request, (F) any decline in the market price or change in trading volume of the capital stock of Lumera, (G) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect);

(t) “Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, owned by a Person, and all easements, licenses, rights and appurtenances relating to the foregoing;

(u) “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s Liens and Liens granted to landlords under any leases, (iii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iv) Liens that arise under zoning, land use and other similar laws or regulations, and easements, covenants, rights-of-way and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(v) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(w) “Plexera Business Actions” means the sale, transfer, disposition or winding up of the Plexera business division of Lumera.

(x) “Predecessor Company” means iTerra Communications LLC.

(y) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(z) a “Superior Proposal” with respect to a party means an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of such party or (ii) over 50% of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and a financial adviser of national reputation and (B) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto) to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders), than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation such as a financing condition);

(aa) “Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data;

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition	7.2(b)
Agreement	Recitals
Alternative Transaction Proposal	4.2(a)
Applicable Laws	3.1(g)(ii)
CDA	4.2(c)(i)
Certificates	2.2(b)
Change of Recommendation	4.2(d)(ii)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Recitals
Company A Warrants Merger Consideration	2.1(a)
Company B Warrants Merger Consideration	2.1(a)
Company Benefit Plan	5.12
Company By-Laws	1.7(a)
Company Charter	1.7(a)

Company Common Stock	Recitals
Company Warrants	5.1(a)
Continuing GigOptix Directors	1.8(b)
Continuing Lumera Directors	1.8(b)
Creditors’ Laws	3.1(c)(i)
Designated Director	1.8(a)
DGCL	Recitals
Effective Time	1.3
Employee Benefit Plan	3.1(i)(i)
Environmental Claims	3.1(l)(i)
Environmental Permits	3.1(l)(i)
ERISA	3.1(i)(i)
Exchange Act	1.7(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Foreign Benefit Plan	3.1(i)(xv)
Form S-4	3.1(e)
GAAP	3.1(d)
GigOptix	Recitals
GigOptix Audited Historical Financial Statements	5.4
GigOptix Balance Sheet	3.1(d)(ii)
GigOptix Benefit Plan	3.1(d)(ii)
GigOptix Certificate of Merger	1.3
GigOptix Certificate	2.2(b)
GigOptix Common Stock Merger Consideration	2.1(a)
GigOptix Director	1.8(a)
GigOptix Disclosure Schedule	3.1
GigOptix Effective Time	1.3
GigOptix Exchange Ratio	2.1(a)
GigOptix Financial Statements	3.1(d)(i)
GigOptix Indemnified Parties	5.7(a)
GigOptix Licenses or Permits	3.1(g)(i)
GigOptix Material Contract	3.1(o)(i)
GigOptix Member Approval	5.2
GigOptix Membership Units	Recitals
GigOptix Merger	Recitals
GigOptix Merger Consideration	2.1(a)
GigOptix Operating Agreement	3.1(a)(ii)
GigOptix Options	3.1(b)(i)
GigOptix Organizational Documents	3.1(a)(ii)
GigOptix Plan	3.1(b)(i)
GigOptix Subsidiary Organizational Documents	3.1(a)(ii)
GigOptix Surviving Company	1.1(a)
GigOptix Unaudited Financial Statements	3.1(d)(i)

GigOptix Voting Debt	3.1(b)(ii)
GigOptix’s Counsel	5.11(c)
ILLCA	Recitals
Improvements	3.1(p)
Indemnified Parties	5.7(a)
Independent Director	1.8(a)
Liens	3.1(a)(iii)
Lumera	Recitals
Lumera Balance Sheet	3.2(d)(iv)
Lumera Benefit Plans	3.2(h)(i)
Lumera By-Laws	3.2(a)(ii)
Lumera Certificate of Merger	1.3
Lumera Certificates	2.2(b)
Lumera Charter	3.2(a)(ii)
Lumera Common Stock	Recitals
Lumera Directors	1.8(a)
Lumera Disclosure Schedule	3.2
Lumera Effective Time	1.3
Lumera Exchange Ratio	2.1(d)
Lumera Indemnified Parties	5.7(a)
Lumera Licenses or Permits	3.2(f)(i)
Lumera Material Contract	3.2(n)
Lumera Merger	Recitals
Lumera Merger Consideration	2.1(d)
Lumera Options	3.2(b)(i)
Lumera Organizational Documents	3.2(a)(ii)
Lumera Preferred Stock	3.2(b)(i)
Lumera SEC Documents	3.2(d)(i)
Lumera Stock Plan	3.2(b)(i)
Lumera Stockholder Approval	5.1(b)
Lumera Stockholders’ Meeting	5.1(b)
Lumera Subsidiary Organizational Documents	3.2(a)(ii)
Lumera Surviving Corporation	1.1(b)
Lumera Termination Fee	7.2(c)
Lumera Third Party Bidder	7.2(c)
Lumera Voting Debt	3.2(b)(iii)
Lumera Warrants	3.2(b)(i)
Lumera’s Counsel	5.11(c)
Merger Consideration	2.1(d)
Merger Sub G	Recitals
Merger Sub L	Recitals
Mergers	Recitals
Minimum Trading Price Test	2.1(h)(ii)
Multiemployer Plan	3.1(i)(v)

NASDAQ	2.1(g)
New Equity Plan	5.13(b)
Outside Date	7.1(b)(i)
Parent	5.18
Predecessor Company	3.1
Prospective GigOptix Financial Statements	4.1(c)
Proxy Statement	3.1(e)
Recommendations	Recitals
Representatives	4.2(a)
SEC	3.1(e)
Securities Act	3.1(e)
SOX	3.1(k)(ii)
Surviving GigOptix Membership Units	Recitals
Surviving Lumera Common Stock	Recitals
Tax Representation Letters	5.11(c)

Section 8.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full separate and independent effect.

Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, agreements and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.7 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies; provided, that, prior to the Effective Time, GigOptix shall be entitled to pursue damages on behalf of its members in the event of an intentional breach of this Agreement or fraud by Lumera, the Company, Merger Sub G or Merger Sub L, and Lumera shall be entitled to pursue damages on behalf of its stockholders in the event of an intentional breach of this Agreement or fraud by GigOptix, and each of such rights of GigOptix and Lumera are hereby acknowledged and agreed by each of the parties.

Section 8.8 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, a federal court sitting in the State of Delaware or a Delaware state court.

Section 8.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.14 Waiver of Jury Trial. EACH OF GigOptix, Lumera, THE COMPANY, MERGER SUB G AND MERGER SUB L HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF GigOptix, Lumera, THE COMPANY, MERGER SUB G AND MERGER SUB L IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, GigOptix, Lumera, the Company, Merger Sub G and Merger Sub L have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

GIGOPTIX, LLC

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman of the Board and Chief Executive Officer

LUMERA CORP.

By:	/s/ Peter Biere
Name:	Peter Biere
Title:	Chief Financial Officer

GALILEO MERGER HOLDINGS, INC.

By:	/s/ Peter Biere
Name:	Peter Biere
Title:	President

GALILEO MERGER SUB G, LLC

By:	/s/ Peter Biere
Name:	Peter Biere
Title:	President

GALILEO MERGER SUB L, INC.

By:	/s/ Peter Biere
Name:	Peter Biere
Title:	President

Exhibit 1.7(a)-1
Company Charter

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GALILEO ACQUISITION HOLDINGS, INC.

GALILEO ACQUISITION HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

1. That the name of the corporation is Galileo Acquisition Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 24, 2008.

2. That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the existing Certificate of Incorporation of the Corporation in its entirety.

3. That the Board of Directors of the Corporation, by unanimous written consent dated as of March __, 2008, adopted resolutions setting forth a proposed amendment and restatement of the existing Certificate of Incorporation of the Corporation in the form hereof, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and submitting the proposed amendment and restatement to the stockholders of the Corporation for consideration thereof.

4. That the stockholders of the Corporation duly approved said amendment and restatement at a meeting of the stockholders held [_______, 2008].

5. That the text of the existing Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Galileo Acquisition Holdings, Inc. (the “Corporation”).

ARTICLE II

The name and mailing address of the incorporator is: Franklin P. Collazo, c/o Ropes & Gray LLP, One International Place, Boston, MA 02110.

The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is [150,000,000] shares, consisting of [120,000,000] shares of Common Stock, par value [$0.001] per share (“Common Stock”) and [30,000,000] shares of Preferred Stock, par value [$0.001] per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this Corporation.

1. Common Stock.

A. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock.

B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

C. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

D. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2. Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series (but not below the number of shares of such series then outstanding).

ARTICLE V

A. The number of directors constituting the Board of Directors shall be not fewer than two and not more than ten. The number of directors initially shall be seven. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors.

B. Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

A. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VI.

B. Except as provided in paragraph C or paragraph D of this Article, the provisions in the following Articles may be amended or repealed only upon the affirmative vote of the holders of at least two thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two thirds of the outstanding shares of such class or series, voting as a separate voting group:

Article VII (Amendments to Certificate of Incorporation)

Article VIII (Limitation of Director Liability)

Article IX (Indemnification)

Article X (Directors)

Article XI (Special Voting Requirements)

Article XII (Special Meeting of Stockholders)

C. Notwithstanding the provisions of paragraph B of this Article, and except as provided in paragraph D of this Article, an amendment or repeal of an Article identified in paragraph B of this Article that is approved by a majority of the Continuing Directors (as hereinafter defined), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

ARTICLE VIII

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this provision shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The directors of this Corporation may be removed only for cause; such removal shall be by the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is sought in the manner provided by the Bylaws.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE XI

In addition to any affirmative vote required by law, by this Certificate of Incorporation or otherwise, any “Business Combination” (as hereinafter defined) involving this Corporation shall be subject to approval in the manner set forth in this Article XI.

A. For the purposes of this Article XI:

(1) “Business Combination” means (i) a merger, share exchange or consolidation of this Corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this Corporation or any of its Subsidiaries of all or a substantial part of this Corporation’s assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(2) “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on March 31, 2008 or who is elected to the Board of Directors after March 31, 2008 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of directors on such recommendation.

(3) “Subsidiary” means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this Corporation.

B. Except as provided in paragraphs C and D of this Article, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

C. Notwithstanding paragraph B hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of directors, and if such Business Combination is otherwise required to be approved by this Corporation’s stockholders pursuant to the provisions of the DGCL or of this Certificate of Incorporation other than this Article, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the DGCL, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

D. Notwithstanding paragraphs B or C of this Article, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of directors, and if such Business Combination is not otherwise required to be approved by this Corporation’s stockholders pursuant to the provisions of the DGCL or of this Certificate of Incorporation other than this Article, then no vote of the stockholders of this Corporation shall be required for approval of such Business Combination.

ARTICLE XII

Special meetings of stockholders may be called at any time and for any purpose by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by vote of a majority of the Board of Directors. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting describing the purpose or purposes for which it is to be held. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XIII

Except as otherwise provided in the By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of this Corporation.

ARTICLE XIV

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, GALILEO ACQUISITION HOLDINGS, INC. has caused its corporate seal to be hereunto affixed and this Certificate of Incorporation to be signed by [______], its [_________], who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this [    ] day of [            ], 2008.

GALILEO ACQUISITION HOLDINGS, INC., a Delaware Corporation

By:
Name:
Title:

Exhibit 1.7(a)-2
Company By-Laws
AMENDED AND RESTATED
BY-LAWS
OF
GALILEO MERGER HOLDINGS, INC.
(a Delaware corporation)

Amended and Restated as of March __, 2008

ARTICLE 1 - STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, within or without the State of Delaware, or, if so determined by the Board of Directors in its sole discretion, at no place (but rather by means of remote communication), as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the principal executive office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such date and time as shall be fixed by the Board of Directors and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board of Directors or (b) brought before the meeting by a stockholder pursuant to written notice thereof, in accordance with Section 1.12 hereof, and received by the Secretary not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. No business shall be conducted at any annual meeting of stockholders except in accordance with this Section 1.2. If the facts warrant, the Board of Directors, or the chairman of an annual meeting of stockholders, may determine and declare that (x) that a proposal does not constitute proper business to be transacted at the meeting or (y) that business was not properly brought before the meeting in accordance with the provisions of this Section 1.2 and, if, in either case, it is so determined, any such business shall not be transacted. In addition to the procedures set forth in this Section 1.2, stockholders desiring to include a proposal in the Corporation’s proxy statement must also comply with the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.

1.3 Special Meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by vote of a majority of the Board of Directors. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five (25) percent of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting describing the purpose or purposes for which it is to be held. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting; provided that notice of a meeting to act on an amendment to the Certificate of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets other than in the ordinary course of business or the dissolution of the Corporation shall be given not less than twenty (20) nor more than sixty (60) days before such meeting. The notices of all meetings shall state the place, if any, the date, the means of remote communications, if any by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall be given either personally or by mail, electronic mail, telecopy, telegram or other electronic or wireless means. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or at the time of transmission when sent by electronic mail, telecopy, telegram or other electronic or wireless means. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

1.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting, for any purpose germane to the meeting on either a reasonably accessible electronic network (for which such information required to access the electronic network shall be provided with the notice of the meeting) or, during ordinary business hours, at a place within the city where the meeting is to be held. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute a quorum for the transaction of business.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting. Each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder, unless otherwise provided by the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or by electronic means, as determined by the Board of Directors in its sole discretion. Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote them against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

1.9 Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. The delivery of a proxy on behalf of a stockholder consistent with telephonic or electronically transmitted instructions obtained pursuant to procedures of the Corporation reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution and delivery of the proxy by or on behalf of the stockholder. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

1.10 Action at Meeting. When a quorum is present at any meeting, action on a matter shall be approved by a voting group if the votes cast within a voting group favoring the action exceed the votes cast within the group opposing the action, unless a greater number of affirmative votes is required by law, by the Certificate of Incorporation or by the By-Laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

1.11 Action without Meetings. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by telegram or other electronic transmission as authorized by law, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, or by telegram or other electronic transmission as authorized by law, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Each such written consent shall bear the date of signature of each stockholder who signs the consent or shall, in the case of electronic transmissions, be in compliance with law. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the Corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered. Action taken by written consent of the stockholders without a meeting shall be effective when all required consents are in the possession of the Corporation, unless the consent specifies a later effective date.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing, writings, telegrams or electronic transmissions comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the Delaware General Corporation Law, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

1.12 Notice to Corporation. Any written notice required to be delivered by a stockholder to the Corporation pursuant to Section 1.2 or Section 1.3 must be given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices. Any such stockholder notice shall set forth (i) the name and address of the stockholder proposing such business; (ii) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the stockholder in such business.

ARTICLE 2 - DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be seven (7), unless otherwise determined from time to time by resolution of the Board of Directors, but in no event shall be less than four (4) or more than nine (9). The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

Unless otherwise designated in the Merger Agreement, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations for the election of directors may be made (a) by or at the direction of the Board of Directors or (b) by any stockholder of record entitled to vote for the election of directors at such meeting; provided, however, that a stockholder may nominate persons for election as directors only if written notice of such stockholder’s intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of the shareholders, not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, the close of business on the seventh (7th) business day following the date on which notice of such meeting is first given to stockholders. Any such stockholder’s notice shall set forth (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the shareholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a director if elected. If the facts warrant, the Board of Directors, or the chairman of a stockholders’ meeting at which directors are to be elected, may determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of stockholders to make nominations pursuant to the foregoing procedure is subject to the superior rights, if any, of the holders of any class or series of stock having a preference over the common stock. The procedures set forth in this Section 2.2 for nomination for the election of directors by stockholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board of Directors or any committee thereof.

2.3 Terms of Office. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the closing of the transactions described in the Merger Agreement (the "Merger"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Merger, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Merger, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal.

The initial directors for the Corporation shall be designated in accordance with the Merger Agreement.

2.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled for the remainder of the term by the Board of Directors, by the stockholders, or, if the directors in office constitute less than a quorum of the Board of Directors, by an affirmative vote of a majority of the remaining directors, or by a sole remaining director. A director chosen to fill a vacancy shall hold office for the unexpired term of his predecessor in office; provided, however, that the ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

2.5 Resignation. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6 Regular Meetings. The regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.8 Notice of Special Meetings. Any special meeting of the Board of Directors must be preceded by at least two days’ notice of the date, time, and place of the meeting, but not of its purpose, unless the Certificate of Incorporation or these By-Laws require otherwise. Notice may be given personally, by facsimile, by mail, or in any other manner allowed by law. Oral notice shall be sufficient only if a written record of such notice is included in the Corporation’s minute book. Notice shall be deemed effective at the earliest of: (a) receipt; (b) delivery to the proper address or telephone number of the director as shown in the Corporation’s records; or (c) five days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid. Notice of any meeting of the Board of Directors may be waived by any director at any time, by a signed writing, delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting.

2.9 Meetings by Telephone Conference Calls. Any meeting of the Board of Directors may be held by conference telephone or similar communication equipment, so long as all persons participating in the meeting can hear one another; and all persons participating in such a meeting shall be deemed to be present in person at the meeting.

2.10 Quorum. Fifty (50) percent of the number of directors presently in office shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number of directors of the whole Board constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or to transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent to the action in writing or by electronic transmission and such writings or transmissions are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action shall be effective upon the signing of a consent by the last director to sign, unless the consent specifies a later effective date.

2.13 Removal. The directors of the Corporation may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of the capital stock of the Corporation entitled to elect the director or directors whose removal is sought at a meeting of the stockholders called for that purpose.

2.14 Committees. The Board of Directors may designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

2.15 Compensation of Directors. The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3 - OFFICERS

3.1 Enumeration. The officers of the Corporation shall consist of such officers and assistant officers with such titles as may be designated by resolution of the Board of Directors. The officers may include a Chairman of the Board, a President, a Chief Executive Officer, one or more Vice Presidents, a Treasurer, a Secretary, and any assistant officers. Unless otherwise restricted by the Board of Directors, the President may appoint any assistant officer, the Treasurer may appoint one or more Assistant Treasurers, and the Secretary may appoint one or more Assistant Secretaries; provided that any such appointments shall be recorded in writing in the corporate records. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The officers of the Corporation shall be appointed by the Board of Directors, at its discretion, and shall hold office at the pleasure of the Board.

3.3 Qualification. No officer need be a stockholder of the Corporation. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by vote of the Board of Directors at any regular or special meeting.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.7 Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at meetings of the Board of Directors and of the stockholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman of the Board shall have such other powers and duties as the Board of Directors may from time to time prescribe.

3.8 President. The President shall exercise the usual executive powers pertaining to the office of President. In the absence of a Chairman of the Board, the President shall preside at meetings of the Board of Directors and of the stockholders, perform the other duties of the Chairman of the Board prescribed in this Section, and perform such other duties as the Board of Directors may from time to time designate. In addition, if there is no Secretary in office, the President shall perform the duties of the Secretary.

3.9 Vice Presidents. Each Vice President shall perform such duties as the Board of Directors may from time to time designate. In addition, the Vice President, or if there is more than one, the most senior Vice President available, shall act as President in the absence or disability of the President.

3.10 Secretary. The Secretary shall be responsible for and shall keep, personally or with the assistance of others, records of the proceedings of the directors and stockholders; authenticate records of the Corporation; attest all certificates of stock in the name of the Corporation; keep the corporate seal, if any, and affix the same to certificates of stock and other proper documents; keep a record of the issuance of certificates of stock and the transfers of the same; and perform such other duties as the Board of Directors may from time to time designate.

3.11 Treasurer. The Treasurer shall have the care and custody of, and be responsible for, all funds and securities of the Corporation and shall cause to be kept regular books of account. The Treasurer shall cause to be deposited all funds and other valuable effects in the name of the Corporation in such depositories as may be designated by the Board of Directors. In general, the Treasurer shall perform all of the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned by the Board of Directors.

3.12 Assistant Officers. Assistant officers may consist of one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. Each assistant officer shall perform those duties assigned to him or her from time to time by the Board of Directors, the President, or the officer who appointed him or her.

3.13 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4 - CAPITAL STOCK

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Consideration for Shares. Shares of the Corporation may be issued for such consideration as shall be determined by the Board of Directors to be adequate. The consideration for the issuance of shares may be paid in whole or in part in cash, or in any tangible or intangible property or benefit to the Corporation, including but not limited to promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Establishment by the Board of Directors of the amount of consideration received or to be received for shares of the Corporation shall be deemed to be a determination that the consideration so established is adequate.

4.4 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.5 Lost, Stolen or Destroyed Certificates. In the event of the loss or destruction of any certificate, a new certificate may be issued in lieu thereof upon satisfactory proof of such loss or destruction, and upon the giving of security against loss to the Corporation by bond, indemnity or otherwise, to the extent deemed necessary by the Board of Directors, the Secretary, or the Treasurer.

4.6 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 - RECORDS AND REPORTS

5.1 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places within or without the State of Delaware as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these By-Laws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

5.2 Inspection by Director. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

5.3 Representation of Shares of Other Corporations. The President or any other officer of this Corporation authorized by the Board of Directors is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE 6 - INDEMNIFICATION

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

6.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 6.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

6.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2, respectively, shall be contract rights. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these By-Laws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 7 - GENERAL PROVISIONS

7.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

7.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

7.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable, electronic mail or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person, by means of remote communications, if authorized, or by proxy shall be deemed equivalent to such notice. Where such an appearance is made for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened, the appearance shall not be deemed equivalent to notice.

7.4 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

7.5 Corporate Contracts and Instruments; How Executed. The Board of Directors, except as otherwise provided in these By-Laws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.6 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary under Section 3.10, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

7.7 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

7.8 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these By-Laws. Without limiting the generality of this provision, (a) the singular number includes the plural, and the plural number includes the singular; (b) the term “person” includes both a corporation and a natural person; and (c) all pronouns include the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

7.9 Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these By-Laws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

7.10 Provisions Contrary to Provisions of Law; Severability. Any article, section, subsection, subdivision, sentence, clause or phrase of these By-Laws [which upon being construed in the manner provided in Section 7.10 hereof], shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these By-Laws, it being hereby declared that these By-Laws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

7.11 Notices. Any reference in these By-Laws to the time a notice is given or sent means, unless otherwise expressly provided, the time a written notice by mail is deposited in the United States mails, postage prepaid; or the time any other written notice is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient; or the time any oral notice is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

ARTICLE 8 - AMENDMENTS

The Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

Exhibit 1.7(b)
Company Officers
Avi Katz – Chief Executive Officer

Mike Foreman – Chief Financial Officer

Andrea Betti-Berutto – Chief Technology Officer

Peter Biere – General Manager Lumera Division

Exhibit 3.1(c)(v)
GigOptix Independent Directors

Stephen C. Johnson

Exhibit 3.2(c)(vi)
Lumera Independent Directors

C. James Judson

Exhibit 6.2(d)
Form of Lock-up Agreement
Lumera Corporation
19910 North Creek Parkway
Bothell, WA 98011-3008

    ● , 2008

Ladies and Gentlemen:

I have been advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of ● , 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among GigOptix, LLC, an Idaho limited liability company (“GigOptix”), Lumera Corporation, a Delaware corporation (“Lumera”), Galileo Merger Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Lumera (the “Company”), Galileo Merger Sub G, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub G”) and Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub L”) (i) Merger Sub G will merge with and into GigOptix, pursuant to which merger each membership unit of GigOptix will be converted into the right to receive ● shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and (ii) Merger Sub L will merge with and into Lumera, pursuant to which merger each share of common stock, par value $0.001 per share, of Lumera will be converted into the right to receive ● shares of Company Common Stock. All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the execution of the Merger Agreement by the Company, and for other good and valuable consideration, the undersigned hereby irrevocably agrees as follows:

The undersigned hereby agrees with the Company that, during the period ending 180 days after the Closing Date (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Company Common Stock or securities convertible into or exchangeable or exercisable for any Company Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Company Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.

Any Company Common Stock received by the undersigned upon exercise of stock options granted to the undersigned will also be subject to this Letter Agreement. Any Company Common Stock acquired by the undersigned in open market transactions will not be subject to this Letter Agreement.

Notwithstanding the foregoing, the undersigned may transfer Company Common Stock as follows:

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(ii)
as dispositions, other than dispositions for value, that are made exclusively between and among the undersigned and members of the undersigned’s immediate family, or the undersigned’s partners (if the undersigned is a partnership), or the undersigned’s members (if the undersigned is a limited liability company) or to an affiliate of the undersigned, or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided, in each of the foregoing instances, that the transferee (or the trustee in the event of a transfer to a trust) agrees to be bound in writing by the restrictions set forth herein;

(iii)	pursuant to wills or laws of intestate succession, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein; and

(iv)	to permit the exercise of stock options held by the undersigned.

For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company and the transfer agent for the Company Common Stock hereby authorized to decline to record or register any transfer of Company Common Stock if such transfer would constitute a violation or breach of this Letter Agreement.

Very truly yours,

By:
Name:
Title:

Accepted this ___ day of ● , 2008

By:
Name:
Title: